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As filed with the Securities and Exchange Commission on January 18, 2002

Registration No. 333-75380

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FINISAR CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	94-3038428
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1308 Moffett Park Drive
Sunnyvale, California 94089
(408) 548-1000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

JERRY S. RAWLS
Chief Executive Officer
Finisar Corporation
1308 Moffett Park Drive
Sunnyvale, California 94089
(408) 548-1000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Stephen K. Workman Vice President, Finance, Chief Financial Officer and Secretary Finisar Corporation 1308 Moffett Park Drive Sunnyvale, California 94089 (408) 548-1000	Dennis C. Sullivan, Esq. Gray Cary Ware & Freidenrich LLP 400 Hamilton Avenue Palo Alto, California 94301 (650) 833-2000

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /x/

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. / /

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SUBJECT TO COMPLETION, DATED JANUARY 18, 2002

PROSPECTUS

$125,000,000

5 1/4% Convertible Subordinated Notes due 2008 and the Common Stock Issuable Upon Conversion of the Notes

        We issued the notes in a private placement in October 2001. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of their notes.

        The notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of Finisar's common stock. The notes are convertible at a conversion price of $5.52 per share, subject to adjustment.

        Finisar will pay interest on the notes on April 15 and October 15 of each year, beginning April 15, 2002. The notes will mature on October 15, 2008.

        Finisar may redeem some or all of the notes at any time on or after October 15, 2004 at the redemption prices described in this prospectus.

        The notes are Finisar's general unsecured (except as described below) obligations and are subordinated to all of Finisar's existing and future senior indebtedness and will be effectively subordinated to all of the indebtedness and liabilities of Finisar's subsidiaries. The indenture governing the notes will not limit the incurrence by Finisar or its subsidiaries of senior indebtedness or other indebtedness.

        Finisar has pledged a portfolio of U.S. government securities as security for the first six scheduled interest payments on the notes.

        The notes are eligible for trading in the PORTAL Market. Our common stock is traded on the Nasdaq National Market under the symbol "FNSR." On January 17, 2002 the closing price of our common stock on the Nasdaq National Market was $13.01 per share.

        The securities offered hereby involve a high degree of risk. See "Risk Factors" beginning on page 5 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January     , 2002.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

        We are not making any representation to any purchaser of the notes regarding the legality of an investment in the notes by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the notes.

        Finisar is a registered trademark of Finisar Corporation. This prospectus contains product names, trade names and trademarks of Finisar and other organizations.

        Except with respect to the section entitled "Description of Notes", the terms "Finisar," "we," "us," "our," and the "company" refer only to Finisar Corporation and its consolidated subsidiaries.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements in this prospectus and in the documents incorporated by reference constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We use words like "anticipates", "believes", "plans", "expects", "future", "intends" and similar expressions to identify these forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events; however, business and operations are subject to a variety of risks and uncertainties, including those listed under "Risk Factors" and elsewhere in this prospectus, and, consequently, actual results may materially differ from those projected by any forward-looking statements. You should not place undue reliance on these forward-looking statements.

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SUMMARY

        This summary may not contain all of the information that you should consider before investing in our notes or shares of common stock issuable upon conversion of the notes. You should read the entire prospectus and the documents incorporated by reference in this prospectus carefully before making an investment decision.

Finisar Corporation

        We are a leading provider of fiber optic subsystems and network test and monitoring systems that enable high-speed data communications over local area networks, or LANs, storage area networks, or SANs, and metropolitan access networks, or MANs. We are focused on the application of digital fiber optics to provide a broad line of high-performance, reliable, value-added optical subsystems for data networking and storage equipment manufacturers. Our line of optical components and subsystems supports a wide range of network applications, transmission speeds, distances and physical mediums. We also provide network performance test and monitoring systems that assist networking and storage equipment manufacturers in the efficient design of reliable, high-speed networking systems and the testing and monitoring of the performance of these systems.

        To date, our revenues have been principally derived from sales to customers who sell products for building and testing storage area networks. Approximately 68% of our total revenues were derived from sales to these customers in fiscal 2001 and the remaining portion of our sales were primarily to customers who sell Gigabit Ethernet applications for building and testing LAN and MAN networks. In fiscal 2001, we sold our products to over 400 customers, including leading manufacturers such as Brocade, EMC, Emulex and ONI Systems.

        The development and manufacture of high quality, cost-effective fiber optic subsystems for LANs, SANs and MANs present a number of significant technical challenges. Data integrity, reliability and standards compliance become increasingly difficult at high transmission speeds. Additionally, manufacturers require optical subsystems that support a broad range of network applications. To date, we believe that only a limited number of companies have developed the specialized expertise required to engineer fiber optic subsystems and network performance test systems that meet the requirements of manufacturers of high-speed data networking and storage systems. Our optical subsystems and network test and monitoring systems are designed to provide the following key benefits to systems manufacturers:

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  Value-Added Functions and Intelligence.  Our high-speed fiber optic subsystems are engineered to provide our customers with value-added functionality beyond the basic capability of enabling high-speed data transmission. Many of our optical subsystems include a microprocessor containing specially-developed software that allows customers to monitor the optical performance of each port on their systems in real time and features that automatically recognize different versions of the Fibre Channel protocol and enable our subsystems to interoperate with older, installed networking systems. Our test systems also contain value-added software functions that permit users to simulate and track errors.

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  High Level of Data Integrity.  Through the use of advanced packaging and circuit design, our optical subsystems deliver data at very high speeds over varying distances with very low error rates. This degree of data integrity allows our subsystems to operate reliably over a wide range of temperatures and other field conditions which we believe enables our customers to design and deliver more robust systems.

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  High Reliability.  We design all of our optical subsystems to provide the high reliability required for data networking and storage applications that are critical to an enterprise. Using standard statistical methodology and testing, we have been able to predict that some of our products can be expected to operate reliably for up to 40 million hours. In addition, because our subsystems are designed to emit lower levels of electromagnetic interference, or EMI, than the standards set by the Federal Communications Commission, we offer manufacturers greater flexibility in the design of their systems and integration of other components and subsystems.

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  Broad Optical Subsystem Product Line.  We offer a broad line of optical subsystems that operate at varying protocols, speeds, fiber types, voltages, wavelengths and distances and are available in a variety of industry standard packaging configurations, or form factors. The breadth of our optical subsystems product line is important to many of our customers who manufacture a wide range of networking products for diverse applications.

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  Broad Test System Product Line.  We offer a broad line of test systems to assist our customers in efficiently designing reliable, high-speed networking systems and testing and monitoring the performance of these systems. We believe our test systems enable our customers to focus their attention on the development of new products, reduce overall development costs and speed time to market.

        Our goal is to be the optical subsystem and network performance test system provider of choice for multiple protocols and network applications. We intend to maintain our technological leadership through continual enhancement of our existing products and the development of new products as evolving technology permits higher speed transmission of data, with greater capacity, over longer distances. We also intend to acquire complementary technologies which enhance our product portfolio, reduce costs or improve customer service. We plan to leverage our relationships with our existing customers as they enter new, high-speed data communications markets and to expand our sales and marketing organization in order to establish new relationships with other key data and storage networking manufacturers. By capitalizing on our customers' satisfaction and our service-oriented approach, we intend to take advantage of cross-selling opportunities.

        During our fiscal year ended April 30, 2001, we acquired Sensors Unlimited, Inc., Demeter Technologies, Inc., Medusa Technologies, Inc., and Shomiti Systems, Inc. On May 3, 2001, we completed the acquisition of Transwave Fiber, Inc. These acquisitions broaden our product offerings and provide us access to advanced optical component technologies that we believe will enable us to develop more integrated subsystems and will allow us to accelerate our product development cycle.

        We were incorporated in California in April 1987 and reincorporated in Delaware in November 1999. Our principal executive offices are located at 1308 Moffett Park Drive, Sunnyvale, California 94089, our telephone number is (408) 548-1000 and our website is located at www.finisar.com. Information on our website is not a part of this prospectus.

The Offering

        The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the notes see "Description of Notes" in this prospectus.

Issuer	Finisar Corporation
Securities offered	$125,000,000 aggregate principal amount of 5 1/4% convertible subordinated notes due 2008 and shares of common stock issuable upon conversion of the notes.
Maturity of Notes	October 15, 2008
Interest on Notes	5 1/4% per year on the principal amount, payable semiannually on April 15 and October 15, beginning on April 15, 2002.
Conversion rights	The notes are convertible, at the option of the holder, in denominations of $1,000 and whole multiples of $1,000 at any time on or prior to maturity into shares of our common stock at a conversion price of $5.52 per share. The conversion price is subject to adjustment. See "Description of Notes—Conversion Rights."
Security	We have purchased and pledged to the collateral agent, as security for the exclusive benefit of the holders of the notes, approximately $18.9 million of U.S. government securities, which will be sufficient upon receipt of scheduled principal and interest payments thereon, to provide for the payment in full of the first six scheduled interest payments due on the notes. The notes are not otherwise secured. See "Description of Notes—Security."
Ranking	The notes are unsecured (except as described above under "Security") and subordinated to all of our existing and future senior indebtedness and effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. Because the notes are subordinated, in the event of bankruptcy, liquidation, dissolution or acceleration of payment on the senior indebtedness, holders of the notes will not receive any payment until holders of the senior indebtedness have been paid in full. The indenture does not limit the incurrence by us or our subsidiaries of senior indebtedness or other indebtedness.
Optional redemption	We may redeem the notes, in whole or in part, on or after October 15, 2004 at the redemption prices listed in this prospectus, plus accrued and unpaid interest up to, but not including, the redemption date. See "Description of Notes—Optional Redemption by Finisar."

Change in control	Upon a change in control, each holder of the notes may require us to repurchase some or all of its notes at a purchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest. We may, at our option, instead of paying the change in control purchase price in cash, pay it in shares of our common stock valued at 95% of the average of the closing sales prices of our common stock for the five trading days immediately preceding and including the third trading day prior to the date we are required to repurchase the notes. We cannot pay the change in control purchase price in common stock unless we satisfy the conditions described in the indenture under which the notes have been issued. See "Description of Notes—Repurchase at Option of Holders Upon a Change in Control."
DTC eligibility	The notes have been issued in fully registered form. The notes are represented by one or more global notes, deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., DTC's nominee. Beneficial interests in the global notes will be shown on, and transfers will be effected only through, records maintained by DTC and its participants. See "Description of Notes—Global Notes; Book-Entry; Form."
Registration rights	We have agreed to use our best efforts keep the shelf registration statement, of which this prospectus forms a part, effective until two years after the latest date on which we issued the notes (or such earlier date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell their securities immediately pursuant to Rule 144(k) under the Securities Act of 1933, as amended, or the Securities Act). If we do not comply with these registration obligations, we will be required to pay liquidated damages to the holders of the notes or the common stock issuable upon conversion. See "Description of Notes—Registration Rights."
Use of proceeds	We will not receive any of the proceeds from the sale by any selling securityholders of the notes or the underlying common stock.
Trading	The notes are eligible for trading in the PORTAL market. Our common stock is quoted on the Nasdaq National Market under the symbol "FNSR."
Risk factors	See "Risk Factors" and other information in this prospectus for a discussion of factors you should consider carefully before deciding to invest in the notes or shares of common stock issuable upon conversion of the notes.

RISK FACTORS

        An investment in the securities offered by this prospectus involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus and in the documents incorporated by reference in this prospectus before deciding to purchase the notes or the shares of common stock underlying the notes. If any of these risks occur, our business could be harmed, the trading price of our stock could decline and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

Our future revenues are unpredictable, our operating results are likely to fluctuate from quarter to quarter, and if we fail to meet the expectations of securities analysts or investors, our stock price could decline significantly

        Our quarterly and annual operating results have fluctuated in the past and are likely to fluctuate significantly in the future due to a variety of factors, some of which are outside of our control. Accordingly, we believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indications of future performance. Some of the factors that could cause our quarterly or annual operating results to fluctuate include market acceptance of our products and the Gigabit Ethernet and Fibre Channel standards, market demand for the products manufactured by our customers, product development and production, competitive pressures and customer retention.

        We may experience a delay in generating or recognizing revenues for a number of reasons. Orders at the beginning of each quarter typically do not equal expected revenues for that quarter and are generally cancelable at any time. Accordingly, we depend on obtaining orders during a quarter for shipment in that quarter to achieve our revenue objectives. Failure to ship these products by the end of a quarter may adversely affect our operating results. Furthermore, our customer agreements typically provide that the customer may delay scheduled delivery dates and cancel orders within specified time frames without significant penalty. Because we base our operating expenses on anticipated revenue trends and a high percentage of our expenses are fixed in the short term, any delay in generating or recognizing forecasted revenues could significantly harm our business. During the six months ended July 31, 2001, we experienced reduced orders, and in some cases cancellations of existing orders, from our customers due primarily to the general economic slowdown. As a result, our revenues declined on a sequential basis during the quarters ended April 30, 2001 and July 31, 2001 in comparison to the previous quarter. While revenues increased slightly during the quarter ended October 31, 2001, it is likely that in some future quarters our operating results may again decrease from the previous quarter or fall below the expectations of securities analysts and investors. In this event, the trading price of our common stock would significantly decline.

Our business and future operating results are subject to a wide range of uncertainties arising out of the recent terrorist attacks

        Like other U.S. companies, our business and operating results are subject to uncertainties arising out of the recent terrorist attacks on the United States, including the potential worsening or extension of the current global economic slowdown, the economic consequences of military action or additional terrorist activities and associated political instability, and the impact of heightened security concerns on domestic and international travel and commerce. In particular, due to these uncertainties we are subject to:

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  increased risks related to the establishment and operations of our new manufacturing facility in Malaysia;
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  greater risks of disruption in the operations of our Asian contract manufacturers and more frequent instances of shipping delays; and

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  the risk that future tightening of immigration controls may adversely affect the residence status of non-U.S. engineers and other key technical employees in our U.S. facilities or our ability to hire new non-U.S. employees in such facilities.

Our success is dependent on the continued development of the emerging high-speed LAN, SAN and MAN markets

        Our optical subsystem and network test and monitoring system products are used exclusively in high-speed local area networks, or LANs, storage area networks, or SANs, and metropolitan access networks, or MANs. Accordingly, widespread adoption of high-speed LANs, SANs and MANs is critical to our future success. The markets for high-speed LANs, SANs and MANs have only recently begun to develop and are rapidly evolving. Because these markets are new and evolving, it is difficult to predict their potential size or future growth rate. Potential end-user customers who have invested substantial resources in their existing data storage and management systems may be reluctant or slow to adopt a new approach, like high-speed LAN, SAN or MAN networks, particularly during periods of economic slowness. Our success in generating revenue in these emerging markets will depend, among other things, on the growth of these markets. There is significant uncertainty as to whether these markets ultimately will develop or, if they do develop, that they will develop rapidly. In particular, during 2001 the general economic slowdown resulted in a slower than expected build out of LANs, SANs and MANs which resulted in reduced demand for the data networking and storage products of our customers, and consequently hurt our sales. If the economic slowdown continues or worsens, or if the markets for high-speed LANs, SANs or MANs for any other reason fail to develop or develop more slowly than expected, or if our products do not achieve widespread market acceptance in these markets, our business would be significantly harmed.

We will face challenges to our business if our target markets adopt alternate standards to Fibre Channel and Gigabit Ethernet technology or if our products fail to comply with evolving industry standards and government regulations

        We have based our product offerings principally on Fibre Channel and Gigabit Ethernet standards and our future success is substantially dependent on the continued market acceptance of these standards. If an alternative technology is adopted as an industry standard within our target markets, we would have to dedicate significant time and resources to redesign our products to meet this new industry standard. Our products comprise only a part of an entire networking system, and we depend on the companies that provide other components to support industry standards as they evolve. The failure of these companies, many of which are significantly larger than we are, to support these industry standards could negatively impact market acceptance of our products. Moreover, if we introduce a product before an industry standard has become widely accepted, we may incur significant expenses and losses due to lack of customer demand, unusable purchased components for these products and the diversion of our engineers from future product development efforts. In addition, because we may develop some products prior to the adoption of industry standards, we may develop products that do not comply with the eventual industry standard. Our failure to develop products that comply with industry standards would limit our ability to sell our products. Finally, if new standards evolve, we may not be able to successfully design and manufacture new products in a timely fashion, if at all, that meet these new standards.

        In the United States, our products must comply with various regulations and standards defined by the Federal Communications Commission and Underwriters Laboratories. Internationally, products that we develop also will be required to comply with standards established by local authorities in various countries. Failure to comply with existing or evolving standards established by regulatory authorities or to obtain timely domestic or foreign regulatory approvals or certificates could significantly harm our business.

We depend on large purchases from a few significant customers, and any loss, cancellation, reduction or delay in purchases by these customers could harm our business

        A small number of customers have accounted for a significant portion of our revenues. Our success will depend on our continued ability to develop and manage relationships with significant customers. Sales to our top three customers represented approximately 54% of total revenues in fiscal 1999, 55% in fiscal 2000, 48% in fiscal 2001 and    % in the six months ended October 31, 2001. Although we are attempting to expand our customer base, we expect that significant customer concentration will continue for the foreseeable future.

        The markets in which we sell our products are dominated by a relatively small number of systems manufacturers, thereby limiting the number of our potential customers. Our dependence on large orders from a relatively small number of customers makes our relationship with each customer critically important to our business. We cannot assure you that we will be able to retain our largest customers, that we will be able to attract additional customers or that our customers will be successful in selling their products that incorporate our products. We have in the past experienced delays and reductions in orders from some of our major customers. We experienced reduced orders, and in some cases cancellations of existing orders, from our customers during the last quarter of fiscal 2001 and the first six months of fiscal 2002. In addition, our customers have in the past sought price concessions from us and will continue to do so in the future. Further, some of our customers may in the future shift their purchases of products from us to our competitors or to joint ventures between these customers and our competitors. The loss of one or more of our largest customers, any reduction or delay in sales to these customers, our inability to successfully develop relationships with additional customers or future price concessions that we may make could significantly harm our business.

Because we do not have long-term contracts with our customers, our customers may cease purchasing our products at any time if we fail to meet our customers' needs

        Typically, we do not have long-term contracts with our customers. As a result, our agreements with our customers do not provide any assurance of future sales. Accordingly:

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  our customers can stop purchasing our products at any time without penalty;
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  our customers are free to purchase products from our competitors; and
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  our customers are not required to make minimum purchases.

        Sales are typically made pursuant to individual purchase orders, often with extremely short lead times. If we are unable to fulfill these orders in a timely manner, we will lose sales and customers.

Our market is subject to rapid technological change, and to compete effectively we must continually introduce new products that achieve market acceptance

        The markets for our products are characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards. We expect that new technologies will emerge as competition and the need for higher and more cost effective bandwidth increases. Our future performance will depend on the successful development, introduction and market acceptance of new and enhanced products that address these changes as well as current and potential customer requirements. The introduction of new and enhanced products may cause our customers to defer or cancel orders for existing products. In addition, a slowdown in demand for existing products ahead of a new product introduction could result in a writedown in the value of inventory on hand related to existing products. We have in the past experienced a slowdown in demand for existing products and delays in new product development and such delays may occur in the future. To the extent customers defer or cancel orders for existing products due to a slowdown in demand or in the expectation of a new product release or there is any delay in development or introduction of our new products or enhancements of our products, our operating results would suffer. We also may not be able to develop the underlying core technologies necessary to create new products and enhancements, or to license these technologies from third parties. Product development delays may result from numerous factors, including:

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  changing product specifications and customer requirements;
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  difficulties in hiring and retaining necessary technical personnel;
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  difficulties in reallocating engineering resources and overcoming resource limitations;
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  difficulties with contract manufacturers;
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  changing market or competitive product requirements; and
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  unanticipated engineering complexities.

        The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation and highly skilled engineering and development personnel, as well as the accurate anticipation of technological and market trends. We cannot assure you that we will be able to identify, develop, manufacture, market or support new or enhanced products successfully, if at all, or on a timely basis. Further, we cannot assure you that our new products will gain market acceptance or that we will be able to respond effectively to product announcements by competitors, technological changes or emerging industry standards. Any failure to respond to technological change would significantly harm our business.

Continued competition in our markets may lead to a reduction in our prices, revenues and market share

        The markets for optical components and subsystems and network test and monitoring systems for use in LANs, SANs and MANs are highly competitive. Our current competitors include a number of domestic and international companies, many of which have substantially greater financial, technical, marketing and distribution resources and brand name recognition than we have. We expect that more companies, including some of our customers, will enter the market for optical subsystems and network test and monitoring systems. We may not be able to compete successfully against either current or future competitors. Increased competition could result in significant price erosion, reduced revenue, lower margins or loss of market share, any of which would significantly harm our business. For optical subsystems, we compete primarily with Agilent Technologies, Inc., Infineon Technologies AG, JDS Uniphase Corporation (which recently acquired the optical transceiver business of International Business Machines Corporation), Luminent, Inc., Molex Premise Networks, Optical Communications Products, Inc., Picolight Inc. and Stratos Lightwave, Inc. (formerly Methode Electronics). For network test and monitoring systems, we compete primarily with Ancot Corporation, I-Tech Corporation, Xyratex International and Network Associates, Inc. Our competitors continue to introduce improved products with lower prices, and we will have to do the same to remain competitive. In addition, some of our current and potential customers may attempt to integrate their operations by producing their own optical components and subsystems and network test and monitoring systems or acquiring one of our competitors, thereby eliminating the need to purchase our products. Furthermore, larger companies in other related industries, such as the telecommunications industry, may develop or acquire technologies and apply their significant resources, including their distribution channels and brand name recognition, to capture significant market share.

Decreases in average selling prices of our products may reduce gross margins

        The market for optical subsystems is characterized by declining average selling prices resulting from factors such as increased competition, the introduction of new products and increased unit volumes as manufacturers continue to deploy network and storage systems. We have in the past experienced, and in the future may experience, substantial period-to-period fluctuations in operating results due to declining average selling prices. We anticipate that average selling prices will decrease in the future in response to product introductions by competitors or us, or by other factors, including price pressures from significant customers. Therefore, we must continue to develop and introduce on a timely basis new products that incorporate features that can be sold at higher average selling prices. Failure to do so could cause our revenues and gross margins to decline, which would significantly harm our business.

        We may be unable to reduce the cost of our products sufficiently to enable us to compete with others. Our cost reduction efforts may not allow us to keep pace with competitive pricing pressures or lead to improved gross margins. In order to remain competitive, we must continually reduce the cost of manufacturing our products through design and engineering changes. We may not be successful in redesigning our products or delivering our products to market in a timely manner. We cannot assure you that any redesign will result in sufficient cost reductions to allow us to reduce the price of our products to remain competitive or improve our gross margin.

Shifts in our product mix may result in declines in gross margins

        Our gross profit margins vary among our product families, and our gross margins are generally higher on our network test and monitoring systems than on our optical subsystems. Our gross margins are generally lower for newly introduced products and improve as unit volumes increase. Our overall gross margins have fluctuated from period to period as a result of shifts in product mix, the introduction of new products, decreases in average selling prices for older products and our ability to reduce product costs. As a result of a significant growth in sales of optical subsystem products in fiscal 2001, including sales of new products to a number of new customers, we have experienced a sustained product shift toward a greater percentage of optical subsystem products resulting in a decline in overall gross margins.

We are subject to pending legal proceedings

  Patent Litigation

        In April 1999, Methode Electronics, a manufacturer of electronic component devices, filed a lawsuit against us and another manufacturer, Hewlett-Packard Co., alleging that our optoelectronic products infringe four patents held by Methode. The original complaint sought monetary damages and injunctive relief. Methode subsequently amended its complaint to add another manufacturer as an additional defendant, to allege infringement of a fifth Methode patent and to allege that we breached our obligations under a license and supply agreement with Methode by failing to provide Methode with unspecified information regarding new technology related to the products licensed under the agreement. The amended complaint seeks additional compensatory damages of at least $224.3 million plus interest for the alleged breach of contract. On June 5, 2000, Methode transferred the patents at issue in the litigation, as well as a number of other patents, to Stratos Lightwave LLC, and on June 21, 2000, Stratos Lightwave LLC transferred the same patents to Stratos Lightwave, Inc. Stratos Lightwave, Inc. has been added to the lawsuit as an additional plaintiff. In September 2000, Methode and Stratos Lightwave filed a second lawsuit against us in the United States District Court for the Northern District of California, alleging infringement of a sixth patent. In January 2001, Methode and Stratos Lightwave filed a third lawsuit against us in the United States District Court for the Northern District of California, alleging that our optoelectronic products infringe a seventh patent, which issued in July 1998. In July 2001, Stratos Lightwave filed a fourth lawsuit against us in the United States District Court for the Northern District of California, alleging infringement of two new patents, both of which are related to patents at issue in the original and second lawsuits.

        We believe that we have strong defenses against Methode's lawsuits, and we have filed counterclaims against Methode and Stratos Lightwave. Portions of our counterclaims in the first lawsuit, based on principles of state law, were dismissed in May 2000 on grounds of federal preemption; however, our basic claims of ownership of the patents remain subject to our pending counterclaims. Our federal and state antitrust claims against Methode and Stratos in the second lawsuit were dismissed on procedural grounds in July 2001. Hearings were scheduled for late December 2001 on our motion to re-file our federal and state antitrust claims in the second lawsuit, motions to consolidate the cases and Methode's motion to dismiss certain of our counterclaims in the third lawsuit. All of the hearings were taken off-calendar, and our motion to consolidate was denied without prejudice to our right to renew the motion before the judge in the second lawsuit. We anticipate that we will file our renewed motion to consolidate before the judge in the second lawsuit in January 2002. At a settlement conference held in late December 2001, the parties agreed to submit all of the matters in dispute to mediation, which is currently scheduled to take place in February 2002.

        We intend to defend these lawsuits and pursue our counterclaims vigorously. However, the litigation is in the preliminary stage, and we cannot predict its outcome with certainty. The litigation process is inherently uncertain and we may not prevail. Patent litigation is particularly complex and can extend for a protracted time, which can substantially increase the cost of such litigation. In connection with the litigation, we have incurred, and expect to continue to incur, substantial legal fees and expenses. The litigation has also diverted, and is expected to continue to divert, the efforts and attention of some of our key management and technical personnel. As a result, our defense of this litigation, regardless of its eventual outcome, has been, and will likely continue to be, costly and time consuming. Should the outcome of the litigation be adverse to us, we could be required to pay significant monetary damages to Methode and/or Stratos Lightwave and could be enjoined from selling those of our products found to infringe their patents unless and until we are able to negotiate a license from Methode and/or Stratos Lightwave. In the event that we obtain such a license, we would likely be required to make royalty payments with respect to sales of our products covered by the license. Any such royalty payments would increase our cost of revenues and reduce our gross profit. If we are required to pay significant monetary damages, are enjoined from selling any of our products or are required to make substantial royalty payments pursuant to any such license agreement, our business would be significantly harmed.

  Securities Class Action Lawsuit

        A class action lawsuit was filed on November 30, 2001 in the United States District Court for the Southern District of New York on behalf of purchasers of our common stock alleging violations of federal securities laws. The case is brought purportedly on behalf of all persons who purchased our common stock from November 17, 1999 through December 6, 2000. The complaint names as defendants Finisar, Jerry S. Rawls, our President and Chief Executive Officer, Frank H. Levinson, our Chairman of the Board and Chief Technical Officer, Stephen K. Workman, our Vice President, Finance and Chief Financial Officer, and an investment banking firm that served as an underwriter for our initial public offering in November 1999 and a secondary offering in April 2000. The complaint alleges violations of Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 and, as to the underwriter only, Section 10(b) of the Securities Exchange Act of 1934, on the grounds that the prospectuses incorporated in the registration statements for the offerings failed to disclose, among other things, that (i) the underwriter had solicited and received excessive and undisclosed commissions from certain investors in exchange for which the underwriter allocated to those investors material portions of the shares of our stock sold in the initial public offering, and (ii) the underwriter had entered into agreements with customers whereby the underwriter agreed to allocate shares of our stock sold in the initial public offering to those customers in exchange for which the customers agreed to purchase additional shares of our stock in the aftermarket at pre-determined prices. No specific damages are claimed. We are aware that similar allegations have been made in lawsuits relating to more than 300 other initial public offerings conducted in 1999 and 2000. Those cases have been consolidated for pretrial purposes before the Honorable Judge Shira A. Scheindlin and the defendants' time to respond to the complaints has been stayed pending a plan for further coordination. We believe that the allegations against Finisar and our officers and directors are without merit and intend to contest them vigorously. However, the litigation is in a preliminary stage and we cannot predict its outcome. The litigation process is inherently uncertain. If the outcome of the litigation is adverse to us and if we are required to pay significant monetary damages, our business would be significantly harmed.

Our customers often evaluate our products for long and variable periods, which causes the timing of our revenues and results of operations to be unpredictable

        The period of time between our initial contact with a customer and the receipt of an actual purchase order may span a year or more. During this time, customers may perform, or require us to perform, extensive and lengthy evaluation and testing of our products before purchasing and using them in their equipment. Our customers do not typically share information on the duration or magnitude of these qualification procedures. The length of these qualification processes also may vary substantially by product and customer, and, thus, cause our results of operations to be unpredictable. While our potential customers are qualifying our products and before they place an order with us, we may incur substantial sales and marketing expenses and expend significant management effort. Even after incurring such costs we ultimately may not sell any products to such potential customers. In addition, these qualification processes often make it difficult to obtain new customers, as customers are reluctant to expend the resources necessary to qualify a new supplier if they have one or more existing qualified sources. Once our products have been qualified, our agreements with our customers have no minimum purchase commitments. Failure of our customers to incorporate our products into their systems would significantly harm our business.

We depend on contract manufacturers for a substantial portion of our assembly requirements, and if these manufacturers fail to provide us with adequate supplies of high-quality products, our competitive position, reputation and business could be harmed

        We currently rely on four contract manufacturers for a substantial portion of our assembly requirements. We do not have long term contracts with any of these manufacturers. We have experienced delays in product shipments from contract manufacturers in the past, which in turn delayed product shipments to our customers. We may in the future experience similar delays or other problems, such as inferior quality and insufficient quantity of product, any of which could significantly harm our business. We cannot assure you that we will be able to effectively manage our contract manufacturers or that these manufacturers will meet our future requirements for timely delivery of products of sufficient quality and quantity. We intend to regularly introduce new products and product enhancements, which will require that we rapidly achieve volume production by coordinating our efforts with those of our suppliers and contract manufacturers. The inability of our contract manufacturers to provide us with adequate supplies of high-quality products or the loss of any of our contract manufacturers would cause a delay in our ability to fulfill orders while we obtain a replacement manufacturer and would significantly harm our business. If the demand for our products grows, we will need to increase our material purchases, contract manufacturing capacity and internal test and quality assurance functions. The inability to obtain adequate supplies of high-quality products from our contract manufacturers to enable us to fulfill orders to our customers during any period in which we experience production delays would harm our business.

If we cannot successfully transfer our manufacturing processes to our new facility in Malaysia, we could lose sales and increase our cost of goods

        We are shifting a substantial portion of our manufacturing requirements to our new facility in Malaysia. The transfer of these manufacturing processes represents a significant fixed cost. We have limited experience manufacturing our products. In addition, it may be difficult to control the manufacturing processes in a facility located outside of the United States. As a result, we may experience difficulty in implementing our manufacturing processes in this new facility, which could lead to an increase in our cost of goods and production delays. Any disruptions in product flow could limit our revenue, adversely affect our competitive position and reputation and result in additional costs or cancellation of orders under agreements with our customers.

We depend on facilities located outside of the United States to manufacture a substantial portion of our products, which subjects us to additional risks

        In addition to our facility in Malaysia, three of the four contract manufacturers we rely on are located outside of the United States. Each of these facilities and manufacturers subjects us to the following additional risks associated with international manufacturing:

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  unexpected changes in regulatory requirements;
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  legal uncertainties regarding liability, tariffs and other trade barriers;
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  inadequate protection of intellectual property in some countries;
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  greater incidence of shipping delays;
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  greater difficulty in overseeing manufacturing operations;
  •
  potential political and economic instability; and
  •
  currency fluctuations.

        Any of these factors could significantly impair our ability to source our contract manufacturing requirements internationally.

We may lose sales if our suppliers fail to meet our needs

        We currently purchase several key components used in the manufacture of our products from single or limited sources. We depend on these sources to meet our needs. Moreover, we depend on the quality of the products supplied to us over which we have limited control. We have encountered shortages and delays in obtaining components in the past and expect to encounter shortages and delays in the future. If we cannot supply products due to a lack of components, or are unable to redesign products with other components in a timely manner, our business will be significantly harmed. We have no long-term or short-term contracts for any of our components. As a result, a supplier can discontinue supplying components to us without penalty. If a supplier discontinued supplying a component, our business may be harmed by the resulting product manufacturing and delivery delays.

        We use rolling forecasts based on anticipated product orders to determine our component requirements. Lead times for materials and components that we order vary significantly and depend on factors such as specific supplier requirements, contract terms and current market demand for particular components. If we overestimate our component requirements, we may have excess inventory, which would increase our costs. If we underestimate our component requirements, we may have inadequate inventory, which could interrupt our manufacturing and delay delivery of our products to our customers. Any of these occurrences would significantly harm our business.

We are dependent on widespread market acceptance of two product families, and our revenues will decline if the market does not continue to accept either of these product families

        We currently derive substantially all of our revenue from sales of our optical components and subsystems and network test and monitoring systems. We expect that revenue from these products will continue to account for substantially all of our revenue for the foreseeable future. Accordingly, widespread acceptance of these products is critical to our future success. If the market does not continue to accept either our optical components and subsystems or our network test and monitoring systems, our revenues will decline significantly. Factors that may affect the market acceptance of our products include the continued growth of the markets for LANs, SANs, and MANs and, in particular, Gigabit Ethernet and Fibre Channel-based technologies as well as the performance, price and total cost of ownership of our products and the availability, functionality and price of competing products and technologies.

        Many of these factors are beyond our control. In addition, in order to achieve widespread market acceptance, we must differentiate ourselves from the competition through product offerings and brand name recognition. We cannot assure you that we will be successful in making this differentiation or achieving widespread acceptance of our products. Failure of our existing or future products to maintain and achieve widespread levels of market acceptance will significantly impair our revenue growth.

Because of intense competition for technical personnel, we may not be able to recruit or retain necessary personnel

        We believe our future success will depend in large part upon our ability to attract and retain highly skilled managerial, technical, sales and marketing, finance and manufacturing personnel. In particular, we will need to increase the number of technical staff members with experience in high-speed networking applications as we further develop our product lines. Competition for these highly skilled employees in our industry is intense. Our failure to attract and retain these qualified employees could significantly harm our business. The loss of the services of any of our qualified employees, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel could hinder the development and introduction of and negatively impact our ability to sell our products. In addition, employees may leave our company and subsequently compete against us. Moreover, companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices. We have been subject to claims of this type and may be subject to such claims in the future as we seek to hire qualified personnel. Some of these claims may result in material litigation. We could incur substantial costs in defending ourselves against these claims, regardless of their merits.

Continued growth will strain our operations and require us to incur costs to upgrade our infrastructure

        We experienced a period of sustained growth through the third quarter of fiscal 2001, which placed a significant strain on our resources. Although we experienced a significant decline in revenues during the two subsequent quarters and only slight revenue growth in the quarter ended October 31, 2001, we plan to continue to expand our operations in anticipation of future growth. If we fail to properly manage our expected growth, we may make mistakes in operating our business, such as inaccurate sales forecasting, material planning and reporting, which may result in fluctuations in our operating results and cause the price of our stock to decline. In order to manage our growth effectively, we must implement and improve our operational systems, procedures and controls on a timely basis. If we cannot manage growth effectively, our business could be significantly harmed.

Our products may contain defects that may cause us to incur significant costs, divert our attention from product development efforts and result in a loss of customers

        Networking products frequently contain undetected software or hardware defects when first introduced or as new versions are released. Our products are complex and defects may be found from time to time. In addition, our products are often embedded in or deployed in conjunction with our customers' products which incorporate a variety of components produced by third parties. As a result, when problems occur, it may be difficult to identify the source of the problem. These problems may cause us to incur significant damages or warranty and repair costs, divert the attention of our engineering personnel from our product development efforts and cause significant customer relation problems or loss of customers, all of which would harm our business.

Our failure to protect our intellectual property may significantly harm our business

        Our success and ability to compete is dependent in part on our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect our proprietary rights. To date, we have relied primarily on proprietary processes and know-how to protect our intellectual property. Although we have filed for several patents, some of which have issued, we cannot assure you that any patents will issue as a result of pending patent applications or that our issued patents will be upheld. Any infringement of our proprietary rights could result in significant litigation costs, and any failure to adequately protect our proprietary rights could result in our competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenues. Despite our efforts to protect our proprietary rights, existing patent, copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Attempts may be made to copy or reverse engineer aspects of our products or to obtain and use information that we regard as proprietary. Accordingly, we may not be able to prevent misappropriation of our technology or deter others from developing similar technology. Furthermore, policing the unauthorized use of our products is difficult. Litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of resources and could significantly harm our business.

Claims that we infringe third-party intellectual property rights could result in significant expenses or restrictions on our ability to sell our products

        The networking industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. We are currently involved in a series of related patent infringement lawsuits. In addition, from time to time, other parties may assert patent, copyright, trademark and other intellectual property rights to technologies and in various jurisdictions that are important to our business. Any claims asserting that our products infringe or may infringe proprietary rights of third parties, if determined adversely to us, could significantly harm our business. Any claims, with or without merit, could be time-consuming, result in costly litigation, divert the efforts of our technical and management personnel, cause product shipment delays or require us to enter into royalty or licensing agreements, any of which could significantly harm our business. Royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. In addition, our agreements with our customers typically require us to indemnify our customers from any expense or liability resulting from claimed infringement of third party intellectual property rights. In the event a claim against us was successful and we could not obtain a license to the relevant technology on acceptable terms or license a substitute technology or redesign our products to avoid infringement, our business would be significantly harmed.

If we are unable to expand our direct sales operation and reseller distribution channels or successfully manage our expanded sales organization, our ability to increase our revenues will be harmed

        Historically, we have relied primarily on a limited direct sales organization, supported by third party manufacturers' representatives, to sell our products domestically and on indirect distribution channels to sell our products internationally. Our distribution strategy focuses primarily on developing and expanding our direct sales organization in North America and our indirect distribution channels internationally. We may not be able to successfully expand our direct sales organization and the cost of any expansion may exceed the revenue generated. To the extent that we are successful in expanding our direct sales organization, we cannot assure you that we will be able to compete successfully against the significantly larger and well-funded sales and marketing operations of many of our current or potential competitors. In addition, if we fail to develop relationships with significant international resellers or domestic manufacturers' representatives, or if these resellers or representatives are not successful in their sales or marketing efforts, sales of our products may decrease and our business would be significantly harmed. We have granted exclusive rights to substantially all of our resellers to sell our products and to our representatives to market our products in their specified territories. Our resellers and representatives may not market our products effectively or continue to devote the resources necessary to provide us with effective sales, marketing and technical support. Our inability to effectively manage the expansion of our domestic sales and support staff or maintain existing or establish new relationships with domestic manufacturer representatives and international resellers would harm our business.

Recent and future acquisitions could be difficult to integrate, disrupt our business, dilute stockholder value and harm our operating results

        In October 2000, we completed the acquisition of Sensors Unlimited. In November 2000, we completed the acquisition of Demeter Technologies. In March 2001, we completed the acquisitions of Medusa Technologies and Shomiti Systems. In May 2001, we completed the acquisition of Transwave Fiber. We expect to continue to review opportunities to buy other businesses, products or technologies that would complement our current products, expand the breadth of our markets or enhance our technical capabilities, or that may otherwise offer growth opportunities. We issued stock to acquire Sensors Unlimited, Demeter Technologies, Shomiti Systems and Transwave Fiber, and we are obligated to release additional shares from escrow and to issue additional shares in connection with the acquisitions of Sensors Unlimited and Transwave Fiber upon the occurrence of certain contingencies and achievement of certain milestones. The issuance of stock in these and any future transactions has or would dilute stockholders' percentage ownership. Other risks associated with acquiring the operations of other companies include:

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  problems assimilating the purchased operations, technologies or products;
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  unanticipated costs associated with the acquisition;
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  diversion of management's attention from our core business;
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  adverse effects on existing business relationships with suppliers and customers;
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  risks associated with entering markets in which we have no or limited prior experience; and
  •
  potential loss of key employees of purchased organizations.

        We cannot assure you that we would be successful in overcoming problems encountered in connection with such acquisitions, and our inability to do so could significantly harm our business.

Our executive officers and directors and entities affiliated with them own a large percentage of our voting stock, which could have the effect of delaying or preventing a change in our control

        As of November 30, 2001, our executive officers, directors and entities affiliated with them beneficially owned approximately 65.4 million shares or approximately 33% of the outstanding shares of our common stock. These stockholders, acting together, may be able to effectively control matters requiring approval by stockholders, including the election or removal of directors and the approval of mergers or other business combination transactions. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have an adverse effect on the market price of our common stock or prevent our stockholders from realizing a premium over the market price for their shares of common stock.

Delaware law and our charter documents contain provisions that could discourage or prevent a potential takeover, even if such a transaction would be beneficial to our stockholders

        Some provisions of our Certificate of Incorporation and Bylaws, as well as provisions of Delaware law, may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. These provisions include:

  •
  authorizing the board to issue additional preferred stock;
  •
  prohibiting cumulative voting in the election of directors;
  •
  limiting the persons who may call special meetings of stockholders;
  •
  prohibiting stockholder actions by written consent;
  •
  creating a classified Board of Directors pursuant to which our directors are elected for staggered three-year terms; and
  •
  establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

Our headquarters and a portion of our manufacturing operations are located in California where natural disasters may occur

        Currently, our corporate headquarters and a portion of our manufacturing operations are located in California. California historically has been vulnerable to natural disasters and other risks, such as earthquakes, fires and floods, which at times have disrupted the local economy and posed physical risks to our and our manufacturers' property. We presently do not have redundant, multiple site capacity in the event of a natural disaster. In the event of such disaster, our business would suffer.

RISKS RELATED TO THE NOTES

Our stock price has been and may continue to be volatile

        The trading price of our common stock has been and may continue to be subject to large fluctuations and, therefore, the trading price of the notes may fluctuate significantly, which may result in losses to investors. Our stock price may increase or decrease in response to a number of events and factors, including:

  •
  trends in our industry and the markets in which we operate;
  •
  changes in the market price of the products we sell;
  •
  changes in financial estimates and recommendations by securities analysts;
  •
  acquisitions and financings;
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  quarterly variations in operating results;
  •
  the operating and stock price performance of other companies that investors may deem comparable; and
  •
  purchases or sales of blocks of our common stock.

        Part of this volatility is attributable to the current state of the stock market, in which wide price swings are common. This volatility may adversely affect the prices of our common stock and the notes regardless of our operating performance.

The notes are unsecured and subordinated

        Except as described in the "Description of Notes—Security" and "Description of Notes—Subordination of Notes" sections of this prospectus, the notes are unsecured and subordinated in right of payment to all of our existing and future senior indebtedness. As a result, in the event of bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default, as defined below, and in specific other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid in full in cash or other payment satisfactory to the holders of senior indebtedness. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The notes are also effectively subordinated to the indebtedness and other liabilities, including trade payables, of our subsidiaries. The indenture does not prohibit or limit the incurrence of senior indebtedness or the incurrence of other indebtedness and other liabilities by us. Our incurring additional indebtedness and other liabilities could adversely affect our ability to pay our obligations on the notes. We anticipate that from time to time, we and our subsidiaries will incur additional indebtedness, including senior indebtedness.

The notes are not protected by restrictive covenants

        The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a change in control involving Finisar, except to the extent described under "Description of Notes."

We may not be able to repurchase the notes in the event of a change in control

        Upon the occurrence of certain change in control events, holders of the notes may require us to repurchase all of their notes. We may not have sufficient funds at the time of the change in control to make the required repurchases. The source of funds for any repurchase required as a result of any change in control will be our available cash or cash generated from operating activities or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. We cannot assure you, however, that sufficient funds will be available at the time of any change in control to make any required repurchases of the notes tendered. Furthermore, the use of available cash to fund the potential consequences of a change in control may impair our ability to obtain additional financing in the future. Although we are permitted to pay the repurchase price in common stock if we so elect, we may not pay in common stock unless we satisfy certain conditions prior to the repurchase date as provided in the indenture. There can be no assurance that we will satisfy these conditions.

We have substantially increased our indebtedness and may have insufficient cash flow to meet our debt service obligations

        As a result of the sale of the notes in October 2001, we have incurred $125 million of additional indebtedness, substantially increasing our ratio of debt to total capitalization. We may incur substantial additional indebtedness in the future. The level of our indebtedness, among other things, could:

  •
  make it difficult for us to make payments on the notes;
  •
  make it difficult for us to obtain any necessary future financing for working capital, capital expenditures, debt service requirements or other purposes;
  •
  limit our flexibility in planning for, or reacting to changes in, our business; and
  •
  make us more vulnerable in the event of a downturn in our business.

        We will be required to generate cash sufficient to pay our indebtedness and other liabilities, including all amounts due on the notes, and to conduct our business operations. We may not be able to cover our anticipated debt service obligations. This may materially hinder our ability to make payments on the notes. Our ability to meet our future debt service obligations will depend upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control. If we fail to make payments on the notes when due, the holders of the notes could declare a default and demand immediate payment of the entire principal amount of the notes, which would significantly harm our business.

An active trading market for the notes may not develop

        There can be no assurance that a market for the notes will develop. Furthermore, if a market were to develop, the market price for the notes may be adversely affected by changes in our financial performance, changes in the overall market for similar securities and performance or prospects for companies in our industry. None of the initial purchasers is obligated to make a market in the notes. Any market making activities any of the initial purchasers may conduct may be terminated at any time without notice.

Any adverse rating of the notes may cause their trading price to fall

        We believe that one or more rating agencies may rate the notes. If the rating agencies rate the notes, they may assign a lower rating than expected by investors. Rating agencies may also lower ratings on the notes in the future. If the rating agencies assign a lower then expected rating or reduce their ratings in the future, the trading price of the notes could decline.

Holders of the notes will suffer immediate dilution in net tangible book value on conversion of the notes into common stock

        Net tangible book value represents the amount of our total tangible assets less total liabilities. Upon conversion of the notes into shares of common stock, holders of the notes will suffer immediate substantial dilution in the net tangible book value per share of the common stock issued upon such conversion.

USE OF PROCEEDS

        We will not receive any proceeds from the sale by any selling securityholders of the notes or the underlying common stock.

DIVIDEND POLICY

        We have never paid cash dividends on our common stock. We currently intend to retain earnings for use in our business and do not anticipate paying any cash dividend in the foreseeable future. Any future declaration and payment of dividends will be subject to the discretion of our board of directors, will be subject to applicable law and will depend on our results of operations, earnings, financial condition, contractual limitations, cash requirements, future prospects and other factors deemed relevant by our board of directors.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of our earnings to our fixed charges for each of the periods indicated is as follows:

	Fiscal Year Ended April 30,					Six Months Ended October 31, 2001
	1997	1998	1999	2000	2001

Ratio of earnings to fixed charges(1)	21.4x	23.8x	8.1x	6.3x	—x	—x

(1)
Earnings for the year ended April 30, 2001 and the six months ended October 31, 2001 were insufficient to cover fixed charges due to operating losses incurred for the periods.

DESCRIPTION OF NOTES

        The notes have been issued under an indenture dated as of October 15, 2001 between us and U.S. Bank Trust, National Association, as trustee. The terms of the notes include those provided in the indenture and those provided in the registration rights agreement, which we entered into on October 15, 2001 with the initial purchasers. A copy of the form of indenture and the registration rights agreement will be available upon request to us and are on file with the Securities and Exchange Commission, or Commission. We have summarized portions of the indenture below. This summary is not complete. We urge you to read the indenture because it defines your rights as a holder of the notes. Terms not defined in this description have the meanings given to them in the indenture. In this section, the words "we," "us," "our" or "Finisar" do not include any current or future subsidiary of Finisar Corporation.

General

        The notes are general unsecured (except to the extent described under "Security" below) obligations of Finisar Corporation and subordinated in right of payment to certain of our other obligations as described under "—Subordination of Notes" below and convertible into our common stock as described under "—Conversion Rights" below. The notes are limited to $125,000,000 aggregate principal amount, and will mature on October 15, 2008.

        The notes bear interest at the rate of 5.25% per year from the date of issuance of the notes. Interest is payable semi-annually on April 15 and October 15 of each year, commencing April 15, 2002, to holders of record at the close of business on the preceding April 1 and October 1, respectively. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion, purchase by us at the option of the holder or redemption of a note, interest will cease to accrue on the note under the terms of and subject to the conditions of the indenture.

        Principal will be payable, and the notes may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York, New York. See "—Global Notes; Book-Entry; Form."

        The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of our securities or the incurrence of senior indebtedness, as defined below under "—Subordination of Notes," or any other indebtedness. The indenture also does not contain any covenants or other provisions to afford protection to holders of the notes in the event of a highly leveraged transaction or a change in control of Finisar except to the extent described under "—Repurchase at Option of Holders Upon a Change in Control" below.

Security

        We have purchased and pledged to the collateral agent as security for the exclusive benefit of the holders of the notes (and not for the benefit of our other creditors), U.S. government securities in the amount of $18,855,194, which will be sufficient upon receipt of scheduled interest and principal payments of such securities to provide for payment in full of the first six scheduled interest payments due on the notes.

        The U.S. government securities have been pledged by us to the collateral agent for the exclusive benefit of the holders of the notes and are held by the collateral agent in a pledge account. Immediately prior to an interest payment date, the collateral agent will release from the pledge account proceeds sufficient to pay interest then due on the notes. A failure to pay interest on the notes when due through the first six scheduled interest payment dates will constitute an immediate event of default under the indenture, with no grace period.

        The pledged U.S. government securities and the pledge account will also secure the repayment of the principal amount on the notes. If prior to October 15, 2004,

  •
  an event of default under the notes occurs and is continuing, and

  •
  the trustee or the holders of 25% in aggregate principal amount of the notes accelerate the notes by declaring the principal amount of the notes to be immediately due and payable (by written consent, at a meeting of note holders or otherwise), except for the occurrence of an event of default relating to our bankruptcy, insolvency or reorganization, upon which the notes will be accelerated automatically, then the proceeds from the pledged U.S. government securities will be promptly released for payment to note holders, subject to the automatic stay provisions of bankruptcy law, if applicable. Distributions from the pledge account will be applied:

  •
  first, to any accrued and unpaid interest on the notes, and

  •
  second, to the extent available, to the repayment of a portion of the principal amount of the notes.

        However, if any event of default is cured prior to the acceleration of the notes by the trustee or holders of the notes referred to above, the trustee and the holders of the notes will not be able to accelerate the notes as a result of that event of default.

        For example, if the first two interest payments were made when due but the third interest payment was not made when due and the note holders promptly exercised their right to declare the principal amount of the notes to be immediately due and payable then, assuming automatic stay provisions of bankruptcy law are inapplicable and the proceeds of the pledged U.S. government securities are promptly distributed from the pledge account,

  •
  an amount equal to the interest payment due on the third interest payment would be distributed from the pledge account as accrued interest, and

  •
  the balance of the proceeds of the pledge account would be distributed as a portion of the principal amount of the notes.

        In addition, note holders would have an unsecured claim against us for the remainder of the principal amount of their notes.

        Once we make the first six scheduled interest payments on the notes, all of the remaining pledged U.S. government securities, if any, will be released to us from the pledge account and thereafter the notes will be unsecured.

Conversion Rights

        The holders of the notes may, at any time on or prior to the close of business on the final maturity date of the notes, convert any outstanding notes, or portions thereof, into our common stock, initially at the conversion price set forth on the cover page of this prospectus, subject to adjustment as described below. Holders may convert the notes only in denominations of $1,000 and whole multiples of $1,000. Except as described below, no payment or other adjustment will be made on conversion of any notes for interest accrued thereon or for dividends on any common stock.

        If notes are converted after a record date for an interest payment but prior to the next interest payment date, those notes must be accompanied by funds equal to the interest payable to the record holder on the next interest payment date on the principal amount so converted. No payment will be required from a holder if we exercise our right to redeem such notes. We are not required to issue fractional shares of common stock upon conversion of notes and instead will pay a cash adjustment based upon the market price of our common stock on the last business day before the date of conversion. In the case of notes called for redemption, conversion rights will expire at the close of business on the business day preceding the day fixed for redemption, unless we default in the payment of the redemption price.

        A holder may exercise the right of conversion by delivering the note to be converted to the specified office of a conversion agent, with a completed notice of conversion, together with any funds that may be required as described in the preceding paragraph. The conversion date will be the date on which the notes, the notice of conversion and any required funds have been so delivered. A holder delivering a note for conversion will not be required to pay any taxes or duties relating to the issuance or delivery of the common stock for such conversion, but will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the holder of the note. Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid.

        The initial conversion price will be adjusted for certain future events, including:

  1.
  the issuance of our common stock as a dividend or distribution on our common stock;

  2.
  certain subdivisions and combinations of our common stock;

  3.
  the issuance to all holders of our common stock of certain rights or warrants to purchase our common stock or securities convertible into our common stock at less than or having a conversion price per share less than the current market price of our common stock;

  4.
  the dividend or other distribution to all holders of our common stock of shares of our capital stock, other than our common stock, or evidences of our indebtedness or our assets, including securities, but excluding those rights and warrants referred to in clause (3) above and dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the third succeeding paragraph below and dividends or distributions paid exclusively in cash;

  5.
  dividends or other distributions consisting exclusively of cash to all holders of our common stock excluding any cash that is distributed upon a reclassification or change of our common stock, merger, consolidation, statutory share exchange, combination, sale or conveyance as described in the third succeeding paragraph below or as part of a distribution referred to in clause (4) above to the extent that such distributions, combined together with (A) all other such all-cash distributions made within the preceding 12 months for which no adjustment has been made plus (B) any cash and the fair market value of other consideration paid for any tender or exchange offers by us or any of our subsidiaries for our common stock concluded within the preceding 12 months for which no adjustment has been made, exceeds 10% of our market capitalization on the record date for such distribution; market capitalization is the product of the then current market price of our common stock and the number of shares of our common stock then outstanding; and

  6.
  the purchase of our common stock pursuant to a tender offer or exchange offer made by us or any of our subsidiaries which involves an aggregate consideration that, together with (A) any cash and the fair market value of any other consideration paid in any other tender offer or exchange offer by us or any of our subsidiaries for our common stock expiring within the 12 months preceding such tender offer or exchange offer for which no adjustment has been made plus (B) the aggregate amount of any all-cash distributions referred to in clause (5) above to all holders of our common stock within 12 months preceding the expiration of that tender offer or exchange offer for which no adjustment has been made, exceeds 10% of our market capitalization on the expiration of such tender offer or exchange offer.

        In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, as described in clause (4) above, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the Nasdaq National Market or such other national or regional exchange or market on which the securities are then listed or quoted.

        No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect at such time. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

        In the case of:

  •
  any reclassification or change of our common stock (other than changes resulting from a subdivision or combination);

  •
  a consolidation, merger or combination involving us;

  •
  a sale or conveyance to another corporation of all or substantially all of our property and assets; or

  •
  any statutory share exchange;

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert such notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such reclassification or change of our common stock, consolidation, merger, combination, sale, conveyance or statutory share exchange had such notes been converted into our common stock immediately prior to such reclassification, change, consolidation, merger, combination, sale, conveyance or statutory share exchange. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

        If a taxable distribution to holders of our common stock or transaction occurs which results in any adjustment of the conversion price, the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend. In certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of common stock. See "Certain United States Federal Income Tax Considerations."

        We may from time to time, to the extent permitted by law, reduce the conversion price of the notes by any amount for any period of at least 20 days. In that case, we will give at least 15 days' notice of such reduction. We may make such reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock or rights to acquire stock or from any event treated as such for income tax purposes. See "Certain United States Federal Income Tax Considerations."

Optional Redemption by Finisar

        There is no sinking fund for the notes. On or after October 15, 2004, we will be entitled to redeem some or all of the notes on at least 20 but not more than 60 days' notice, at the redemption price set forth below, together with accrued and unpaid interest to, but not including, the redemption date. However, if a redemption date is an interest payment date, the semi-annual payment of interest becoming due on such date shall be payable to the holder of record as of the relevant record date and the redemption price shall not include such interest payment.

        The table below shows redemption prices of a note per $1,000 principal amount if redeemed during the periods described below.

Period	Redemption Price
October 15, 2004 through October 14, 2005	103.00%
October 15, 2005 through October 14, 2006	102.25%
October 15, 2006 through October 14, 2007	101.50%
Thereafter	100.75%

        If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot, on a pro rata basis or in accordance with any other method the trustee considers fair and appropriate. If any notes are to be redeemed in part only, a new note or notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's notes is selected for partial redemption and the holder converts a portion of its notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase at Option of Holders Upon a Change in Control

        If a change in control occurs, each holder of notes will have the right to require us to repurchase all of such holder's notes not previously called for redemption, or any portion of those notes that is equal to $1,000 or a whole multiple of $1,000, on the date that is 45 business days after the date we give notice of the change in control at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, together with interest accrued and unpaid to, but excluding, the repurchase date; provided that, if such repurchase date is an interest payment date, then the interest payable on such date shall be paid to the holder of record of the notes on the relevant record date.

        Instead of paying the repurchase price in cash, we may pay the repurchase price in common stock if we so elect in the notice referred to below. The number of shares of common stock a holder will receive will equal the repurchase price divided by 95% of the average of the closing sales prices of our common stock for the five trading days immediately preceding and including the third trading day prior to the repurchase date. However, we may not pay in common stock unless we satisfy certain conditions prior to the repurchase date as provided in the indenture.

        Within 30 days after the occurrence of a change in control, we are required to give notice to all holders of record of notes, as provided in the indenture, of the occurrence of the change in control and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee. In order to exercise the repurchase right, a holder of notes must deliver, on or before the 30th day after the date of our notice of the change in control, written notice to the trustee of the holder's exercise of its repurchase right, together with the notes with respect to which the right is being exercised.

        Under the indenture, a "change in control" of Finisar will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

  •
  the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Securities Exchange Act of 1934, or the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans;

  •
  our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

  1.
  any transaction (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and (B) pursuant to which holders of our capital stock immediately prior to the transaction are entitled to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or

  2.
  any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity;

  •
  during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our board of directors (together with any new directors whose election to our board of directors, or whose nomination for election by our stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or

  •
  we are liquidated or dissolved or our stockholders pass a resolution approving a plan of liquidation or dissolution.

        The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act. The term "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

        Rule 13e-4 under the Exchange Act requires the dissemination of information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

        We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

        Our ability to repurchase notes upon the occurrence of a change in control is subject to important limitations. The occurrence of a change in control could cause an event of default under or be prohibited or limited by, the terms of existing or future senior indebtedness. As a result, any repurchase of the notes would, absent a waiver, be prohibited under the subordination provisions of the indenture until the senior indebtedness is paid in full. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a change in control would result in an event of default under the indenture, whether or not such repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under existing or future senior indebtedness. See "—Subordination of Notes" below.

Subordination of Notes

        The payment of principal of, premium, if any, and interest on the notes is subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash or cash equivalents of all Senior Indebtedness whether outstanding on the date of the indenture or thereafter incurred. The notes also are effectively subordinated to all indebtedness and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

        In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to Finisar or to its assets, or any liquidation, dissolution or other winding-up of Finisar, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshaling of assets or liabilities of Finisar, except in connection with the consolidation or merger of Finisar or its liquidation or dissolution following the conveyance, transfer or lease of its properties and assets substantially upon the terms and conditions described under "—Consolidation, Mergers and Sales of Assets" below, the holders of senior indebtedness will be entitled to receive payment in full in cash or cash equivalents of all senior indebtedness, or provision shall be made for such payment in full, before the holders of notes will be entitled to receive any payment or distribution of any kind or character, other than any payment or distribution in the form of equity securities or subordinated securities of Finisar or any successor obligor that, in the case of any such subordinated securities, are subordinated in right of payment to all senior indebtedness that may at the time be outstanding to at least the same extent as the notes are so subordinated, or Permitted Junior Securities, on account of principal of, or premium, if any, or interest on the notes; and any payment or distribution of assets of Finisar of any kind or character, whether in cash, property or securities other than a payment or distribution in the form of Permitted Junior Securities, by set-off or otherwise, to which the holders of the notes or the trustee would be entitled but for the provisions of the indenture relating to subordination shall be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the holders of senior indebtedness or their representatives ratably according to the aggregate amounts remaining unpaid on account of the senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid, after giving effect to any current payment or distribution to the holders of such senior indebtedness.

        No payment or distribution of any assets of Finisar of any kind or character, whether in cash, property or securities other than Permitted Junior Securities, may be made by or on behalf of Finisar on account of principal of, premium, if any, or interest on the notes or on account of the purchase, redemption or other acquisition of notes upon the occurrence of any Payment Default until such Payment Default shall have been cured or waived in writing or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or cash equivalents. A "Payment Default" shall mean a default in payment, whether at scheduled maturity, upon scheduled installment, by acceleration or otherwise, of principal of, or premium, if any or interest on Designated Senior Indebtedness beyond any applicable grace period.

        No payment or distribution of any assets of Finisar of any kind or character, whether in cash, property or securities other than Permitted Junior Securities, may be made by or on behalf of Finisar on account of principal of, premium, if any, or interest on the notes or on account of the purchase, redemption or other acquisition of notes for the period specified below, or a Payment Blockage Period, upon the occurrence of any default or event of default with respect to any Designated Senior

Indebtedness other than any Payment Default pursuant to which the maturity thereof may be accelerated and receipt by the trustee of written notice thereof from the trustee or other representative of holders of Designated Senior Indebtedness, or a Non-Payment Default.

        The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

        The Payment Blockage Period will commence upon the date of receipt by the trustee of written notice from the trustee or such other representative of the holders of the Designated Senior Indebtedness in respect of which the Non-Payment Default exists and shall end on the earliest of:

  1.
  179 days thereafter provided that any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated;

  2.
  the date on which such Non-Payment Default is cured, waived or ceases to exist;

  3.
  the date on which such Designated Senior Indebtedness is discharged or paid in full; or

  4.
  the date on which such Payment Blockage Period shall have been terminated by written notice to the trustee or Finisar from the trustee or such other representative initiating such Payment Blockage Period;

after which Finisar will resume making any and all required payments in respect of the notes, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. No Non-Payment Default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be made, the basis for the commencement of a subsequent Payment Blockage Period, unless such Non-Payment Default has been cured or waived for a period of not less than 90 consecutive days subsequent to the commencement of such initial Payment Blockage Period.

        In the event that, notwithstanding the provisions of the preceding four paragraphs, any payment or distribution shall be received by the trustee or any holder of the notes which is prohibited by such provisions, then and in such event such payment shall be paid over and delivered by such trustee or holder to the trustee or any other representatives of holders of senior indebtedness, as their interest may appear, for application to senior indebtedness. After all senior indebtedness is paid in full and until the notes are paid in full, holders of the notes shall be subrogated equally and ratably with all other indebtedness that is equal in right of payment to the notes to the rights of holders of senior indebtedness to receive distributions applicable to senior indebtedness to the extent that distributions otherwise payable to the holders of the notes have been applied to the payment of senior indebtedness. See "—Events of Default" below.

        By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of Finisar, our general creditors may recover less, ratably, than holders of senior debt and such general creditors may recover more, ratably, than holders of notes. Moreover, the notes will be structurally subordinated to the liabilities of subsidiaries of Finisar.

        "Designated Senior Indebtedness" means our obligations under any particular senior indebtedness that expressly provides that such senior indebtedness shall be "Designated Senior Indebtedness" for purposes of the indenture.

        "Indebtedness" means, with respect to any person, without duplication:

  •
  all indebtedness, obligations and other liabilities contingent or otherwise of such person for borrowed money including overdrafts or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities;

  •
  all obligations of such person evidenced by bonds, credit or loan agreements, notes, debentures or other similar instruments;

  •
  indebtedness of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person, even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, but excluding trade payables arising in the ordinary course of business;

  •
  all obligations and liabilities contingent or otherwise in respect of leases of the person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of the person and all obligations and other liabilities contingent or otherwise under any lease or related document, including a purchase agreement, in connection with the lease of real property or improvements thereon which provides that the person is contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property to the lessor and the obligations of the person under the lease or related document to purchase or to cause a third party to purchase the leased property whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with generally accepted accounting principles, including, without limitation, synthetic lease obligations;

  •
  all obligations of such person under or in respect of interest rate agreements, currency agreements or other swap, cap floor or collar agreement, hedge agreement, forward contract or similar instrument or agreement or foreign currency, hedge, exchange or purchase or similar instrument or agreement;

  •
  all indebtedness referred to in, but not excluded from, the preceding clauses of other persons and all dividends of other persons, the payment of which is secured by or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by any lien or with respect to property, including, without limitation, accounts and contract rights, owned by such person, even though such person has not assumed or become liable for the payment of such indebtedness, the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured;

  •
  all guarantees by such person of indebtedness referred to in this definition or of any other person;

  •
  all Redeemable Capital Stock of such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends;

  •
  the present value of the obligation of such person as lessee for net rental payments, excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges to the extent included in such rental payments, during the remaining term of the lease included in any such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. This present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with accounting principles generally accepted in the United States; and

  •
  any and all refinancings, replacements, deferrals, renewals, extensions and refundings of or amendments, modifications or supplements to, any indebtedness, obligation or liability of kind described in the clauses above.

        "Redeemable Capital Stock" means any class of our capital stock that, either by its terms, by the terms of any securities into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed, whether by sinking fund or otherwise, prior to the date that is 91 days after the final scheduled maturity of the notes or is redeemable at the option of the holder thereof at any time prior to such date, or is convertible into or exchangeable for debt securities at any time prior to such date unless it is convertible or exchangeable solely at our option.

        "Senior indebtedness" means:

  •
  the principal of and premium, if any, and interest on, and fees, costs, enforcement expenses, collateral protection expenses and other reimbursement or indemnity obligations in respect of all of our indebtedness or obligations to any person for money borrowed that is evidenced by a note, bond, debenture, loan agreement, or similar instrument or agreement including default interest and interest accruing after a bankruptcy;

  •
  commitment or standby fees due and payable to lending institutions with respect to credit facilities available to us;

  •
  all of our noncontingent obligations (1) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (2) under interest rate swaps, caps, collars, options and similar arrangements, and (3) under any foreign exchange contract, currency swap agreement, futures contract, currency option contract or other foreign currency hedge;

  •
  all of our obligations under leases for real estate, facilities, equipment or related assets, whether or not capitalized, entered into or leased for financing purposes;

  •
  any liabilities of others described in the preceding clauses that we have guaranteed or which are otherwise our legal liability; and

  •
  renewals, extensions, refundings, refinancings, restructurings, amendments and modifications of any such indebtedness or guarantee.

        Notwithstanding the foregoing, "senior indebtedness" shall not include:

  •
  indebtedness or other obligations of ours that by its terms ranks equal or junior in right of payment to the notes;

  •
  indebtedness evidenced by the notes;

  •
  indebtedness of Finisar that by operation of law is subordinate to any general unsecured obligations of Finisar;

  •
  accounts payable or other liabilities owed or owing by Finisar to trade creditors including guarantees thereof or instruments evidencing such liabilities;

  •
  amounts owed by Finisar for compensation to employees or for services rendered to Finisar;

  •
  indebtedness of Finisar to any subsidiary or any other affiliate of Finisar or any of such affiliate's subsidiaries except if it is pledged as security for any senior indebtedness;

  •
  capital stock of Finisar;

  •
  indebtedness evidenced by any guarantee of any indebtedness ranking equal or junior in right of payment to the notes; and

  •
  indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code, is without recourse to Finisar.

        The notes are also effectively subordinated to all liabilities, including trade payables and lease obligations, if any, of our subsidiaries. Any right by us to receive the assets of any of our subsidiaries upon the liquidation or reorganization thereof, and the consequent right of the holders of the notes to participate in these assets, will be effectively subordinated to the claims of that subsidiary's creditors including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

        Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory, contractual or other restrictions and are dependent upon the earnings or financial condition of those subsidiaries and subject to various business considerations. As a result, we may be unable to gain access to the cash flow or assets of our subsidiaries.

        The indenture does limit the amount of additional indebtedness, including senior indebtedness, which we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee. We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the notes. The trustee's claims for such payments will generally be senior to those of the holders of the notes in respect of all funds collected or held by the trustee.

Events of Default

        Each of the following constitutes an event of default under the indenture:

  1.
  our failure to pay when due the principal of or premium, if any, on any of the notes at maturity, upon redemption or exercise of a repurchase right or otherwise, whether or not such payment is prohibited by the subordination provisions of the indenture;

  2.
  our failure to pay an installment of interest, including liquidated damages, if any, on any of the notes that continues for 30 days after the date when due, whether or not such payment is prohibited by the subordination provisions of the indenture; provided that a failure to make any of the first six scheduled interest payments on the notes on the applicable interest payment date will constitute an event of default with no grace or cure period;

  3.
  our failure to deliver shares of common stock, together with cash instead of fractional shares, when those shares of common stock or cash instead of fractional shares are required to be delivered upon conversion of a note, and failure that continues for ten days after such delivery date;

  4.
  our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

  5.
  our failure to make any payment by the end of the applicable grace period, if any, after the maturity of any indebtedness for borrowed money in an amount in excess of $5 million, or there is an acceleration of indebtedness for borrowed money in an amount in excess of $5 million because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, recorded or annulled, in either case, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the notes then outstanding;

  6.
  certain events of our bankruptcy, insolvency or reorganization or that of any significant subsidiaries; and

  7.
  our filing of a voluntary petition seeking liquidation, reorganization arrangement, readjustment of debts or for any other relief under the federal bankruptcy code.

        The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the notes when due or in the payment of any redemption or repurchase obligation.

        If an event of default specified in clause (6) or clause (7) above occurs and is continuing, then automatically the principal of all the notes and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (6) or clause (7) above, the default not having been cured or waived as provided under "—Modifications and Waiver" below, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding upon the conditions provided in the indenture.

        The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

        We will be required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Consolidation, Mergers and Sales of Assets

        We may, without the consent of the holders of notes, consolidate with, merge into or transfer all or substantially all of our assets to any corporation, limited liability company, partnership or trust organized under the laws of the United States or any of its political subdivisions provided that:

  •
  we are the resulting or surviving corporation or the successor, transferee or lessee, if other than us, assumes all our obligations under the indenture and the notes;

  •
  at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

  •
  an officers' certificate and an opinion of counsel, each stating that the consolidation, merger or transfer complies with the provisions of the indenture, have been delivered to the trustee.

Modifications and Waiver

        The indenture, including the terms and conditions of the notes, may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

  •
  adding to our covenants for the benefit of the holders of notes;

  •
  surrendering any right or power conferred upon us;

  •
  providing for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

  •
  reducing the conversion price, provided that the reduction will not adversely affect the interests of holders of notes in any material respect;

  •
  complying with the requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

  •
  making any changes or modifications to the indenture necessary in connection with the registration of the notes under the Securities Act as contemplated by the registration rights agreement, provided that this action does not adversely affect the interests of the holders of the notes in any material respect;

  •
  curing any ambiguity, omission, inconsistency or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of the notes in any material respect; or

  •
  adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes in any material respect.

        Modifications and amendments to the indenture or to the terms and conditions of the notes may also be made, and noncompliance by us may be waived, with the written consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding or by the adoption of a resolution at a meeting of holders at which a quorum is present by at least a majority in aggregate principal amount of the notes represented at the meeting. However, no such modification, amendment or waiver may, without the written consent of the holder of each note affected:

  •
  change the maturity of the principal of or any installment of interest on any note, including any payment of liquidated damages;

  •
  reduce the principal amount of, or any premium, if any, or interest on, including the amount of liquidated damages, any note;

  •
  reduce the interest rate or interest, including any liquidated damages, on any note;

  •
  change the currency of payment of principal of, premium, if any, or interest of any note;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to, or conversion of, any note;

  •
  except as otherwise permitted or contemplated by provisions of the indenture concerning corporate reorganizations, adversely affect the repurchase option of holders upon a change in control or the conversion rights of holders of the notes;

  •
  modify the provisions of the indenture relating to the pledge of securities as contemplated under "—Security" above in a manner that adversely affects the interests of the holders of notes;

  •
  modify the subordination provisions of the notes in a manner adverse to the holders of notes; or

  •
  reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default.

Satisfaction and Discharge

        We may discharge our obligations under the indenture while notes remain outstanding, subject to certain conditions, if:

  •
  all outstanding notes will become due and payable at their scheduled maturity within one year; or

  •
  all outstanding notes are scheduled for redemption within one year;

and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption; provided that we shall remain obligated to issue shares upon conversion of the notes.

Global Notes; Book-Entry; Form

        The notes are evidenced by one global note. We have deposited the global note with or on behalf of DTC and registered the global note in the name of Cede & Co., as DTC's nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        A holder may hold its interest in a global note directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC, which are referred to as "participants." Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

        Persons who are not participants may beneficially own interests in a global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which are referred to as "indirect participants." So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co., for all purposes, will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

  •
  not be entitled to have certificates registered in their names;

  •
  not receive physical delivery of certificates in definitive registered form; and

  •
  not be considered holders of the global note.

        We will pay interest on and the redemption price of a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

  •
  for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

  •
  for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        We have been informed that DTC's practice is to credit participants' accounts on any payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in "street name."

        Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

        Neither we, the trustee, registrar, paying agent nor the conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies, clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for global notes.

Information Concerning the Trustee and Transfer Agent

        U.S. Bank Trust National Association, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. American Stock Transfer and Trust Company is the transfer agent and registrar for our common stock. The trustee, the transfer agent or their affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Registration Rights

        Pursuant to a registration rights agreement dated as of October 15, 2001 between us and the initial purchasers of the notes, we agreed to, at our expense, file with the Commission not later than 90 days after the earliest date of original issuance of any of the notes, subject to certain conditions set forth below, a shelf registration statement on such form as we deem appropriate covering resales by holders of all notes and the common stock issuable upon conversion of the notes. We have summarized portions of the registration rights agreement below. We will use our best efforts to:

  •
  cause such registration statement to become effective as promptly as is practicable, but in no event later than 180 days after the earliest date of original issuance of any of the notes; and

  •
  keep the registration statement effective until the earlier of (A) such date that is two years after the last date of original issuance of any of the notes; (B) the date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor rule thereto or otherwise; or (C) the sale pursuant to the shelf registration statement of all securities registered thereunder.

        We will be permitted to suspend the use of the prospectus that is part of the shelf registration statement under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events for a period not to exceed 30 days in any three-month period and not to exceed an aggregate of 90 days in any 12-month period. If:

  •
  on the 181st day following the earliest date of original issuance of any of the notes, the shelf registration statement is not declared effective;

  •
  the registration statement shall cease to be effective or fail to be usable without being succeeded within five business days by a post-effective amendment or a report filed with the Commission pursuant to the Exchange Act that cures the failure of the registration statement to be effective or usable; or

  •
  the prospectus has been suspended as described in the preceding paragraph longer than the period permitted by such paragraph;

each, a registration default, additional interest as liquidated damages will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at a rate per year equal to:

  •
  an additional 0.25% of the principal amount to and including the 90th day following such registration default; and

  •
  an additional 0.5% of the principal amount from and after the 91st day following such registration default.

        In no event will liquidated damages accrue at a rate per year exceeding 0.5%. If a holder has converted some or all of its notes into common stock, the holder will be entitled to receive equivalent amounts based on the principal amount of the notes converted.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 500,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share.

        The following is a summary of the material terms of our common stock and preferred stock. Please see our certificate of incorporation for more detailed information.

Common Stock

        The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably any dividends declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of Finisar, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Holders of our common stock have no preemptive, conversion or redemption rights. Each outstanding share of common stock is, and all shares of common stock issued upon conversion of the notes will be, fully paid and non-assessable.

Preferred Stock

        Up to 5,000,000 shares of undesignated preferred stock are authorized for issuance. Our Board of Directors has the authority, without further action by our stockholders, to issue preferred stock in one or more series. In addition, the Board of Directors may fix the rights, preferences and privileges of any preferred stock it determines to issue. Any or all of these rights may be superior to the rights of the common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Finisar or to make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of our common stock. At present, we have no plans to issue any shares of preferred stock.

Prior Registration Rights

        Under the Securities Purchase Agreement dated as of November 6, 1998, the purchasers of our convertible redeemable preferred stock have various registration rights with respect to shares of common stock into which their convertible redeemable preferred stock was converted. These holders have the right to require Finisar, on not more than two occasions, to file a registration statement under the Securities Act to register their shares at our expense. Demand for this registration must be made by holders of at least 20% of the shares that are entitled to this registration. The underwriters of such an offering have the right, subject to some limitations, to limit the number of shares included.

        If we propose to register any of our securities under the Securities Act for our own account or for the account of other security holders, the purchasers of our convertible redeemable preferred stock are entitled to notice of that registration and have the right to include some or all of their shares of common stock in that registration, at our expense, subject to marketing and other limitations.

        The purchasers of our convertible redeemable preferred stock have the right to require Finisar, no more frequently than twice during any nine month period, to file a registration statement on Form S-3 under the Securities Act to register their shares at our expense. Demand for this registration must be made by the holders of at least 20% of the shares that are entitled to this registration. The underwriters of an offering under the Securities Purchase Agreement have the right, subject to some limitations, to limit the number of shares included.

Antitakeover Provisions

  Delaware Law

        Finisar is subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers, which prohibits a Delaware corporation from engaging in any business combination with an "interested stockholder," unless:

  •
  prior to the date of the transaction, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        Except as otherwise specified in Section 203, an "interested stockholder" is defined to include (a) any person that is the owner of 15% or more of the outstanding voting securities of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (b) the affiliates and associates of any such person.

  Certificate of Incorporation and Bylaw Provisions

        Provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Finisar. These provisions could cause the price of our common stock to decrease. Some of these provisions allow us to issue preferred stock without any vote or further action by the stockholders, eliminate the right of stockholders to act by written consent without a meeting and eliminate cumulative voting in the election of directors. These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in control of Finisar.

        Our certificate of incorporation provides that the Board of Directors will be divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the Board of Directors, because the classification of the Board of Directors generally increases the difficulty of replacing a majority of the directors.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        This section summarizes some of the U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the common stock into which notes may be converted. The summary does not describe the effect of U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws. We will not request a ruling from the Internal Revenue Service with respect to any of the consequences discussed below. The information below is based on current U.S. federal income tax authorities, which are subject to change or differing interpretation, possibly with retroactive effect.

        The following discussion does not deal with all U.S. federal income tax considerations that may be relevant to you, including those considerations that may be relevant to you due to your particular circumstances, for example, if you are a financial institution, a tax-exempt entity, an insurance company, a regulated investment company, a dealer in securities or currencies, a person that will hold the notes in a tax-deferred or tax-advantaged account, a person that will not hold the notes as capital assets, or a person that will hold the notes as a hedge against currency risks, as a position in a straddle or as part of a hedging or conversion transaction for tax purposes. You should consult your own tax advisor regarding the application and the consequences of U.S. federal income tax laws to your particular situation and the consequences of U.S. federal estate and gift tax laws, foreign, state and local laws and tax treaties.

        For purposes of this discussion, you are a U.S. Holder if you are a beneficial owner of notes and you are:

  •
  an individual citizen or resident of the U.S.;

  •
  a corporation, partnership or other entity created or organized in or under the laws of the U.S., a U.S. state or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income tax regardless of its source;

  •
  a trust subject to the primary supervision of a U.S. court and under the control of one or more U.S. persons; or

  •
  otherwise subject to U.S. federal income tax on a net income basis with respect to the notes.

        You are a Non-U.S. Holder if you are not a U.S. Holder. Non-U.S. Holders are subject to special U.S. federal income tax considerations, some of which are discussed below.

  U.S. Holders

Taxation of Interest

        Interest paid on the notes will be included in your income as ordinary income at the time it is treated as received or accrued, in accordance with your regular method of tax accounting.

        The possibility of an additional payment under the note may be disregarded for purposes of determining the amount of interest or original issue discount income to be recognized (or the timing of such recognition) if the likelihood of the payment, as of the date the notes are issued, is remote. We believe that any failure on our part to maintain the effectiveness of the registration statement, causing additional interest to accrue on the notes and the occurrence of an event requiring us to repurchase the notes, are remote events, and that any additional interest resulting from such events should be included in your income only when such interest is received or accrued, according to your regular method of tax accounting.

Market Discount

        "Market discount" will exist if the stated redemption price at maturity exceeds the U.S. Holder's initial tax basis in the note. If the market discount is less than 0.25% of the stated redemption price of the note at maturity multiplied by the number of complete years to maturity, then the market discount will be deemed to be zero.

        A U.S. Holder may elect to include market discount in income currently as it accrues. Any such election will apply to all market discount bonds acquired during or after the year for which the election is made, and the election may be terminated only with the consent of the Internal Revenue Service.

        If a U.S. Holder does not make an election to include market discount in income currently as it accrues, any principal amount received or gain realized by a U.S. Holder on the sale, exchange, retirement or other taxable disposition of a note will be treated as ordinary income to the extent of any accrued market discount on the note. Unless a U.S. holder irrevocably elects to accrue market discount under a constant-interest method, accrued market discount is the total market discount multiplied by a fraction, the numerator of which is the number of days the U.S. Holder has held the note and the denominator of which is the number of days from the date the holder acquired the note until its maturity. If a U.S. Holder exchanges or converts a note into common stock in a transaction that is otherwise tax free, any accrued market discount will carry over and generally be recognized upon a disposition of the common stock.

        A U.S. Holder may be required to defer a portion of such holder's interest deductions for the taxable year attributable to any indebtedness incurred or continued to purchase or carry a note purchased with market discount. Any such deferred interest expense may not exceed the market discount that accrues during a taxable year and is, in general, allowed as a deduction not later than the year in which the market discount is includible in income. This interest expense deferral will not apply if a U.S. Holder makes an election to include market discount in income currently as it accrues.

Market Premium

        A "market premium" will exist if a U.S. Holder's initial tax basis in a note is greater than the stated redemption price at maturity of such note. If an election is made, the market premium may be amortized using a constant yield method, over the remaining term of the note, or, if shorter, over the period from the date of purchase to the date of an assumed redemption option exercise. Finisar will be presumed to exercise its option to redeem the notes if, by utilizing the date of exercise of the call option as the maturity date and the redemption price as the stated redemption price at maturity, the yield on the notes would be lower than such yield would be if the option were not exercised. A U.S. Holder may deduct any remaining market premium upon redemption if a note is redeemed prior to the time at which it is assumed that the note would be redeemed.

        Interest otherwise required to be included in income with respect to the note during any tax year may be offset by the amount of any amortized market premium. An election to amortize market premium will apply to all market premium bonds acquired during or after the year for which the election is made, and the election may be terminated only with the consent of the Internal Revenue Service.

Sale, Exchange or Redemption of the Notes

        If you sell, exchange (other than by conversion) or redeem a note, you will generally recognize capital gain or loss equal to the difference between the amount received on such disposition (other than amounts received in respect of accrued and unpaid interest, which, if you use the cash method of tax accounting, will be taxable as ordinary income) and your adjusted tax basis in the note. Your adjusted tax basis in a note generally will equal your cost of acquiring the note, increased by any accrued market discount and decreased by any principal payments received and any amortizable market premium accrued. Except to the extent of any accrued market discount, gain or loss resulting from a disposition will be long-term capital gain or loss if your holding period in the note is more than one year at the time of the disposition. Long term capital gains recognized by certain non-corporate U.S. Holders, including individuals, are generally taxed at a lower federal income tax rate than ordinary income. The notes would be treated as a "security" as defined in Section 165(g)(2) of the Code, and any worthless security loss with respect to a note would be treated as a loss from the sale or exchange of a capital asset at the end of the tax year in which such note becomes wholly worthless. The deductibility of capital losses is subject to limitations.

Conversion of the Notes

        You should generally not recognize any income, gain or loss upon conversion of a note into common stock except with respect to cash received in lieu of a fractional share of common stock (which will generally result in capital gain or loss) or cash attributable to interest accrued on the note. Your adjusted tax basis in the common stock received on conversion should be the same as your adjusted tax basis in the note at the time of conversion, reduced by any basis allocable to a fractional share interest. Your holding period for the common stock received on conversion should generally include the holding period of the note converted.

Distributions on Common Stock

        Distributions made on the common stock after a conversion generally will be included in your income as ordinary dividend income to the extent of our current or accumulated earnings and profits. If you are a corporation, you may qualify for a dividends received deduction. Distributions in excess of amounts treated as dividend income will be treated first as a return of capital, to the extent of your basis in the common stock, and then as capital gain.

Adjustment of Conversion Price

        An adjustment to the conversion price of the notes may be treated as if you received a distribution of stock, unless the adjustment is made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution of the interest of the note holders. Certain of the possible adjustments provided in the notes (including, for example, adjustments in respect of taxable dividends to our stockholders) will not qualify as being made pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to receive constructive distributions taxable as dividends to the extent of our current and accumulated earnings and profits, even though you will not have received any cash or property as a result of such adjustments. Constructive distributions in excess of amounts treated as dividend income will be treated as a return of capital to the extent of basis in common stock and then as capital gain. In certain circumstances, the failure to provide for such an adjustment may result in taxable dividend income to our stockholders.

Sale of Common Stock

        If you sell common stock, you will recognize capital gain or loss equal to the difference between the sale proceeds you receive and your adjusted tax basis in the common stock. Your capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the sale or exchange. Your adjusted tax basis and holding period in common stock received upon conversion of a note are determined as discussed above under "Conversion of the Notes." Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will generally be taxed at a lower federal income tax rate than ordinary income. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

        Payments we make to you related to the notes or the common stock will be reported to the Internal Revenue Service, unless you are an exempt recipient or otherwise establish an exemption. Backup withholding may apply to payments you receive if you fail to provide us with certain identifying information (including your correct taxpayer identification number) in the manner required and if you are not otherwise exempt from this requirement. Generally, individuals are not exempt recipients and corporations are exempt recipients. The amount of backup withholding withheld from payments to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund.

  Non-U.S. Holders

        The following discussion is limited to certain of the U.S. federal income tax consequences relevant to Non-U.S. Holders. For purposes of this discussion, interest, dividends and gain on the sale, exchange or other disposition of a note or common stock will be "U.S. trade or business income" if such income or gain is effectively connected with the conduct of a U.S. trade or business and, in the case of a treaty resident, is also attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

Taxation of Interest

  •
  Portfolio Interest.  Generally any interest paid to you that is not U.S. trade or business income will not be subject to U.S. tax if the interest qualifies as portfolio interest. Generally interest on the notes will qualify as portfolio interest if:

    —you do not actually or constructively own 10% or more of the total voting power of all our voting stock and you are not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the Internal Revenue Code;

    —you are not a bank receiving interest on an extension of credit made pursuant to a loan agreement made in the ordinary course of your trade or business; and

    —you, as the beneficial owner, under penalty of perjury, certify that you are not a U.S. person and such certificate provides your name and address. This certification can be made on IRS Form W-8BEN or successor form and can be either provided directly to us or our paying agent, or if you hold your interest through a qualified financial institution, such certification can be provided to the financial institution, with the financial institution providing a copy to us. In the case of notes held by a foreign partnership, the certification must be provided by the partners rather than by the foreign partnership and the partnership must provide certain information, including a taxpayer identification number. A look-through rule applies in the case of tiered partnerships.

  •
  U.S. Trade or Business Income.  Interest paid to you that is U.S. trade or business income will be taxed at regular U.S. rates, on a net income basis, rather than at the 30% gross tax rate, and will not be subject to withholding if you provide us with a properly executed IRS Form W-8ECI or successor form or otherwise establish an exemption from withholding. If you are a foreign corporation, such income may also be subject to the branch profits tax (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the U.S. of earnings and profits attributable to U.S. trade or business income) at a 30% rate. The branch profits tax might not apply (or may apply at a reduced rate) if you are a qualified resident of a country with which the United States has an income tax treaty which provides for an exemption from the branch profits tax or a reduced branch profits tax rate.

  •
  Neither Portfolio Interest Nor U.S. Trade or Business Income.  Interest paid to you that does not qualify for the portfolio interest exemption and that is not U.S. trade or business income will be subject to U.S. federal income tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. To claim the benefit of a tax treaty, you must provide a properly executed Form W-8BEN or successor form, prior to the payment of interest.

Sale, Exchange or Redemption of the Notes or Common Stock

        You will not be subject to U.S. federal income tax on gains realized on the sale, exchange or other disposition of a note or common stock unless:

  •
  you are an individual and you are present in the U.S. for 183 days or more in the taxable year of the disposition, and certain conditions are met;

  •
  such gain is effectively connected with your conduct of a trade or business in the U.S. and, if required under an applicable U.S. income tax treaty, is attributable to a U.S. permanent establishment that you maintain;

  •
  you are subject to special provisions applicable to certain U.S. expatriates; or

  •
  you hold more than 5% of our stock and we are or have been, at any time within the shorter of the five-year period preceding such disposition or the period you held the common stock, a U.S. real property holding corporation for U.S. federal income tax purposes. We do not believe that we currently are a U.S. real property holding corporation or that we will become one in the future.

Conversion of the Notes

        You will not be subject to U.S. federal income tax or tax withholding on the conversion of a note into common stock, except with respect to cash received in lieu of a fractional share of stock or a cash payment of interest which does not qualify for the portfolio interest exemption, is not U.S. trade or business income and has not previously been included in income. Cash received in lieu of a fractional share of stock may give rise to gain that would be subject to the rules described above with respect to the sale or exchange of a note or common stock. See "Sale, Exchange or Redemption of the Notes or Common Stock" above.

Adjustment of Conversion Price

        The conversion price of the notes is subject to adjustment in certain circumstances. Any such adjustment could, in certain circumstances, give rise to a deemed distribution. See "U.S. Holders—Adjustment of Conversion Price" above. In such case, the deemed distribution would be subject to the rules below regarding withholding of U.S. federal income tax on dividends in respect of common stock.

Distributions on Common Stock

        Distributions on common stock will be a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends paid on common stock will be subject to U.S. federal income tax withholding at a rate of 30% (or lower treaty rate, if applicable) unless the dividend is effectively connected with the conduct of a U.S. trade or business and, if required by a tax treaty, is attributable to a permanent establishment maintained in the United States, in which case the dividend will be subject to the same U.S. federal income tax on net income that applies to U.S. persons generally (and with respect to corporate holders under certain circumstances, the branch profits tax). You may be required to satisfy certain requirements in order to claim a reduction of or exemption from withholding under these rules.

Backup Withholding and Information Reporting

        Backup withholding and information reporting will not apply to principal or interest paid to you provided an exemption has been established or we receive the requisite certification that you are a Non-U.S. Holder (assuming that neither we nor our paying agent has actual knowledge that you, as the holder, are a U.S. Holder, or that the conditions of any other exemption are not in fact satisfied).

        Dividends on common stock paid to you will be subject to certain information reporting requirements and will be subject to U.S. withholding tax (unless a tax treaty applies to eliminate such withholding), but generally will be exempt from U.S. backup withholding tax.

        Payments of the proceeds of the sale of a note or common stock to or through a foreign office of a U.S. broker or a foreign broker that is a "controlled foreign corporation" within the meaning of the Internal Revenue Code or a foreign person, 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with the conduct of a trade or business within the U.S. are currently subject to certain information reporting requirements, unless the payee is an exempt recipient or such broker has evidence in its records that the payee is a Non-U.S. Holder and no actual knowledge that such evidence is false and certain other conditions are met. Such payments are not currently subject to backup withholding.

        Payments of the proceeds of a sale of a note or common stock to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury as to his or her status as a Non-U.S. Holder and satisfies certain other qualifications (and no agent of the broker who is responsible for receiving or reviewing such statement has actual knowledge that it is incorrect) and provides his or her name and address or the payee otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder of a note or common stock will be allowed as a credit against such holder's U.S. federal income tax, if any, or will be otherwise refundable provided that the required information is furnished to the Internal Revenue Service in a timely manner.

        Primary responsibility for withholding can be shifted to certain financial intermediaries acting on behalf of beneficial owners. You should consult with your tax advisor regarding the application of the backup withholding rules to your particular situation, the availability of an exemption from withholding or backup withholding and the procedure for obtaining such an exemption, if available.

        THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR OWN TAX ADVISER AS TO THE PARTICULAR U.S. FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND OUR COMMON STOCK. TAX ADVISORS SHOULD ALSO BE CONSULTED AS TO THE U.S. ESTATE AND GIFT TAX CONSEQUENCES AND THE FOREIGN, STATE AND LOCAL TAX CONSEQUENCES OF PURCHASING, HOLDING OR DISPOSING OF OUR NOTES AND COMMON STOCK, AS WELL AS THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

SELLING SECURITYHOLDERS

        The notes offered hereby were originally issued by us in a private placement in October 2001. The notes were resold by the initial purchasers to persons reasonably believed by the initial purchasers to be "qualified institutional buyers," as defined in Rule 144A under the Securities Act in transactions exempt from the registration requirements of the Securities Act. The selling securityholders, which term includes the initial purchasers' transferees, pledgees, donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock issued or issuable upon conversion of the notes.

        The following table sets forth information, unless otherwise noted, as of January 7, 2002, with respect to the selling securityholders and the respective principal amounts of notes and common stock beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. Such information has been obtained from the selling securityholders. Unless otherwise indicated, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling securityholders may offer all or some portion of the notes or the common stock issuable upon conversion of the notes pursuant to this prospectus, no estimate can be given as to the amount of the notes or the common stock issuable upon conversion of the notes that will be held by the selling securityholders upon termination of any particular offering. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act.

	Principal Amount of Notes
			Number of Shares of Common Stock
	Beneficially Owned and Offered Hereby(1)
Selling Securityholder(1)		Percentage of Notes Outstanding	Beneficially Owned(1)(2)		Offered Hereby	Owned After the Offering
AIG Soundshore Holdings Ltd.	$9,850,000	7.9%	1,784,420		1,784,420	0
AIG Soundshore Strategic Holding Fund Ltd.	3,250,000	2.6%	588,768		588,768	0
AIG Soundshore Opportunity Holding Fund Ltd.	5,400,000	4.3%	978,260		978,260	0
Alexandra Global Investment	2,000,000	1.6%	362,318		362,318	0
BNP Paribas Equity Strategies, Inc.	8,118,000	6.5%	1,470,652		1,470,652	0
Cooper NEFF Convertible Strategies Fund, L.P.	1,837,000	1.5%	332,789		332,789	0
Credit Suisse First Boston	6,500,000	5.3%	1,177,536		1,177,536	0
Deutsche Banc Alex Brown Inc.	20,750,000	16.6%	3,759,057		3,759,057	0
Fidelity Financial Trust: Fidelity Convertible Securities Fund	5,650,000	4.5%	20,206,890	(3)	1,023,550	19,183,340	(3)
Fidelity Commonwealth Trust: Fidelity Mid-Cap Stock Fund	6,703,000	5.4%	20,397,651	(3)	1,214,311	19,183,340	(3)
First Union International Capital Markets Inc.	1,000,000	*	181,159		181,159	0
Forest Alternative Strategies L.L.P.	30,000	*	5,434		5,434	0
Forest Fulcrum Fund L.L.P.	485,000	*	87,862		87,862	0
Forest Global Convertible Fund Series A-5	2,224,000	1.8%	402,898		402,898	0
HFR CA Select Fund	300,000	*	54,347		54,347	0
HFR TQA Master fund	250,000	*	42,289		42,289	0
JMG Capital Partners, L.P.	1,000,000	*	181,159		181,159	0
JMG Triton Offshore Fund, L.T.D.	1,000,000	*	181,159		181,159	0
LDG Limited	1,000,000	*	181,159		181,159	0
LLT Limited	265,000	*	48,007		48,007	0
Merrill Lynch, Pierce, Fenner & Smith	1,422,000	1.1%	257,608		257,608	0
Onex Industrial Partners Limited	4,050,000	3.2%	733,695		733,695	0
Pebble Capital Inc.	600,000	*	108,695		108,695	0
R2 Investments	8,825,000	7.1%	1,598,731		1,598,731	0
RBC Capital Inc. c/o Forest Investment	11,000	*	1,992		1,992	0
San Diego County Employees Retirement Association	1,500,000	1.2%	271,739		271,739	0
Silvercreek II Limited	3,550,000	2.8%	643,115		643,115	0
Silvercreek Limited Partnership	1,800,000	1.4%	326,086		326,086	0
Sturgeon Limited	1,045,000	*	189,311		189,311	0
The Class I C Company	2,500,000	2.0%	452,898		452,898	0
TQA Master Fund, Ltd.	5,000,000	4.0%	905,797		905,797	0
TQA Master Plus Fund, Ltd.	3,000,000	2.4%	543,478		543,478	0
UBS O'Connor LLC O'Connor Global Convertible Portfolio	200,000	*	36,231		36,231	0
UBS O'Connor LLC UBS Global Equity Arbitrage Master LTD	3,500,000	2.8%	634,057		634,057	0
Van Kampen Harbor Fund	1,000,000	*	181,159		181,159	0
Zazove Hedged Convertible Fund L.P.	2,000,000	1.6%	362,318		362,318	0
Zazove Income Fund, L.P.	2,000,000	1.6%	362,318		362,318	0
Zurich Institutional Benchmark Master Fund Ltd.	1,150,000	*	208,333		208,333	0
Zurich Master Hedge Fund c/o Forest Investment Mngt. L.L.C.	235,000	*	42,572		42,572	0
Any other selling securityholder of notes or future transferee from any such holder(4)	4,000,000	3.2%	727,660	(5)	727,660	0

Total:	$125,000,000	100%	61,011,607		22,644,927	19,183,340	(3)

*
Less than 1%.

(1)
Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus if and when necessary.

(2)
Assumes a conversion price of $5.52 per share, and a cash payment in lieu of any fractional share interest. However, this conversion price will be subject to adjustment as described under "Description of Notes—Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)
Holdings are as of January 4, 2002. Includes 18,055,590 shares beneficially owned by Fidelity Management & Research Company ("FMR Co."), 1,028,950 shares beneficially owned by Fidelity Management Trust Company, and 98,800 shares beneficially owned by Fidelity International Limited ("FIL"). These entities are either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by FMR Co. FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to each of such Fidelity entities identified above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. and Fidelity Management Trust Company are both wholly-owned subsidiaries of FMR Corp. ("FMR"), a Massachusetts corporation. FIL is a parent holding company for various direct and indirect subsidiaries, including Fidelity Investment Services Ltd., investment managers for various non-U.S. investment companies and institutional clients. The address of FIL is P.O. Box HM 670, Hamilton HMCX, Bermuda. The address of FMR, FMR Co. and Fidelity Management Trust Company is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)
Information concerning other selling securityholders will be set forth in prospectus supplements from time to time, if required.

(5)
Assumes that any other holders of notes or any future transferee from any such holder does not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

PLAN OF DISTRIBUTION

        We will not receive any of the proceeds of the sale of the notes or the underlying common stock offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

    •
    directly by the selling securityholders;

    •
    through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock.

        The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be "underwriters." As a result, any profits on the sale of the notes and underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were to be deemed underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        If the notes and underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

        The notes and underlying common stock may be sold in one or more transactions at:

    •
    fixed prices;

    •
    prevailing market prices at the time of sale;

    •
    varying prices determined at the time of sale; or

    •
    negotiated prices.

        These sales may be effected in transactions:

    •
    on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market in the case of the common stock;

    •
    in the over-the-counter market;

    •
    in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

    •
    through the writing of options.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with sales of the notes and underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and underlying common stock short and deliver notes and underlying common stock to close out short positions, or loan or pledge notes and underlying common stock to broker-dealers that in turn may sell the notes and underlying common stock.

        To our knowledge, there are currently no plans, arrangement or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. Selling securityholders may not sell any or all of the notes and the underlying common stock offered by them pursuant to this prospectus. Any selling securityholder may instead transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus. In addition, any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        Our common stock trades on the Nasdaq National Market under the symbol "FNSR." No assurance can be given as to the development of liquidity or any trading market for the notes. See "Risk Factors—An active trading market for the notes may not develop."

        The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

        Pursuant to the registration rights agreement filed as an exhibit to this registration statement, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

        We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

        The validity of the notes and the shares of common stock issued upon conversion of the notes will be passed upon for us by Gray Cary Ware & Freidenrich LLP, Palo Alto, California. As of December 6, 2001, attorneys of Gray Cary Ware & Freidenrich LLP beneficially own an aggregate of 9,900 shares of our common stock.

EXPERTS

        Ernst & Young LLP, Independent Auditors, have audited the consolidated financial statements and schedule of Finisar Corporation at April 30, 2001 and 2000 and for the fiscal years ended April 30, 2001, 2000 and 1999, as set forth in their reports which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

        The financial statements of Sensors Unlimited, Inc. incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing.

        Ernst & Young LLP, Independent Auditors, have audited the financial statements of Demeter Technologies, Inc. at October 31, 2000 and for the period from inception (June 22, 2000) to October 31, 2000, as set forth in their report which is incorporated by reference in this prospectus and elsewhere in the registration statement. Demeter Technologies, Inc. financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the SEC. You may read and copy all or any portion of any materials we file with the SEC at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings will also be available to you on the SEC's Web site at http://www.sec.gov. Our SEC filings are also available at the offices of the Nasdaq National Market, 1730 K Street, N.W., Washington, D.C. 20006-1500.

        The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is complete.

    •
    Our Annual Report on Form 10-K for the year ended April 30, 2001;

    •
    Our Quarterly Report on Form 10-Q for the quarter ended July 31, 2001;

    •
    Our Quarterly Report on Form 10-Q for the quarter ended October 31, 2001;

    •
    Our definitive Proxy Statement on Schedule 14A filed on September 7, 2001;

    •
    Our Current Reports on Form 8-K, dated May 16, 2001, June 27, 2001, September 10, 2001 and October 10, 2001 and our Current Reports on Form 8-K/A, dated December 29, 2000 and February 2, 2001 which contain audited financial statements for Sensors Unlimited, Inc. and Demeter Technologies, Inc., respectively; and

    •
    Our Registration Statement on Form 8-A12G, filed on November 8, 1999, which contains a description of our common stock.

        Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the Commission and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Investor Relations, Finisar Corporation, 1308 Moffett Park Drive, Sunnyvale, California 94089, (408) 548-1000.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee, all amounts are estimates.

SEC registration fee	$29,875
Accounting fees and expenses	$33,000
Legal fees and expenses	$35,000
Printing and engraving expenses	$25,000
Trustee's fees and expenses	$25,000
Miscellaneous expenses	$2,125

Total	$150,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law ("DGCL") permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's Certificate of Incorporation and Bylaws provided that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by the DGCL, including in circumstances in which indemnification is otherwise discretionary under such law. In addition, with the approval of the Board of Directors and the stockholders, the Registrant has entered into separate indemnification agreements with its directors, officers and certain employees which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to obtain directors' and officers' insurance, if available on reasonable terms.

        These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant's officers, directors and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

        At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

        The Registrant has obtained liability insurance for the benefit of its directors and officers.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        Exhibits:

Exhibit Number	Description
3.1	Certificate of Incorporation(1)
3.2	Bylaws(2)
*3.8	Certificate of Elimination regarding the Company's Series A Preferred Stock
4.3	Indenture between the Company and U.S. Bank Trust National Association, a national banking association, dated October 15, 2001(3)
*5.1	Opinion of Gray Cary Ware & Freidenrich LLP
10.16	Collateral Pledge and Security Agreement among the Company, U.S. Bank Trust National Association and U.S. Bank National Association, dated October 15, 2001(4)
10.17	Registration Rights Agreement between the Company and the Initial Purchasers of the Company's 5 1/4% Convertible Subordinated Notes due 2008, dated October 15, 2001(5)
*12.1	Statements Regarding Computations of Ratios
*23.1	Consent of Gray Cary Ware & Freidenrich LLP (contained in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP, Independent Auditors
23.3	Consent of Arthur Andersen LLP, Independent Public Accountants
*24	Power of Attorney
*25	Statement of Eligibility of the Trustee on Form T-1

*
Previously filed.

(1)
Incorporated by reference to Exhibit 3.7 to the Company's Annual Report on Form 10-K filed July 18, 2001.

(2)
Incorporated by reference to Exhibit 3.4 to the Company's Registration Statement on Form S-1 filed December 21, 2000.

(3)
Incorporated by reference to Exhibit 4.3 to the Company's Quarterly Report on Form 10-Q for the period ending October 31, 2001 filed December 12, 2001.

(4)
Incorporated by reference to Exhibit 10.16 to the Company's Quarterly Report on Form 10-Q for the period ending October 31, 2001 filed December 12, 2001.

(5)
Incorporated by reference to Exhibit 10.17 to the Company's Quarterly Report on Form 10-Q for the period ending October 31, 2001 filed December 12, 2001.

ITEM 17. UNDERTAKINGS.

        Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 15 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sunnyvale, State of California on January 17, 2002.

FINISAR CORPORATION
By:	* Jerry S. Rawls President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

* Jerry S. Rawls	President and Chief Executive Officer (Principal Executive Officer)	January 17, 2002
* Frank H. Levinson	Chairman of the Board and Chief Technical Officer	January 17, 2002
/s/ STEPHEN K. WORKMAN Stephen K. Workman	Vice President, Finance, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	January 17, 2002
* Michael C. Child	Director	January 17, 2002
* Roger C. Ferguson	Director	January 17, 2002
* Richard B. Lieb	Director	January 17, 2002
* Larry D. Mitchell	Director	January 17, 2002
* Gregory H. Olsen	Director	January 17, 2002
*By:	/s/ STEPHEN K. WORKMAN
Stephen K. Workman Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.
3.1	Certificate of Incorporation(1)
3.2	Bylaws(2)
*3.8	Certificate of Elimination regarding the Company's Series A Preferred Stock
4.3	Indenture between the Company and U.S. Bank Trust National Association, a national banking association, dated October 15, 2001(3)
*5.1	Opinion of Gray Cary Ware & Freidenrich LLP
10.16	Collateral Pledge and Security Agreement among the Company, U.S. Bank Trust National Association and U.S. Bank National Association, dated October 15, 2001(4)
10.17	Registration Rights Agreement between the Company and the Initial Purchasers of the Company's 5 1/4% Convertible Subordinated Notes due 2008, dated October 15, 2001(5)
*12.1	Statements Regarding Computations of Ratios
*23.1	Consent of Gray Cary Ware & Freidenrich LLP (contained in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP, Independent Auditors
23.3	Consent of Arthur Andersen LLP, Independent Public Accountants
*24	Power of Attorney
*25	Statement of Eligibility of the Trustee on Form T-1

*
Previously filed.

(1)
Incorporated by reference to Exhibit 3.7 to the Company's Annual Report on Form 10-K filed July 18, 2001.

(2)
Incorporated by reference to Exhibit 3.4 to the Company's Registration Statement on Form S-1 filed December 21, 2000.

(3)
Incorporated by reference to Exhibit 4.3 to the Company's Quarterly Report on Form 10-Q for the period ending October 31, 2001 filed December 12, 2001.

(4)
Incorporated by reference to Exhibit 10.16 to the Company's Quarterly Report on Form 10-Q for the period ending October 31, 2001 filed December 12, 2001.

(5)
Incorporated by reference to Exhibit 10.17 to the Company's Quarterly Report on Form 10-Q for the period ending October 31, 2001 filed December 12, 2001.

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TABLE OF CONTENTS
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
RISK FACTORS
RISKS RELATED TO OUR BUSINESS
RISKS RELATED TO THE NOTES
USE OF PROCEEDS
DIVIDEND POLICY
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF NOTES
DESCRIPTION OF CAPITAL STOCK
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS